                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                              (Amendment No. 1)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                         MAX & ERMA'S RESTAURANTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of Securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:


         2)       Form, Schedule or Registration Statement No.:


         3)       Filing Party:


         4)       Date Filed:

                         MAX & ERMA'S RESTAURANTS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                [APRIL __, 2005]

                                       AND

                                 PROXY STATEMENT

                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
                 AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800

                                                                [March __, 2005]

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Max & Erma's Restaurants, Inc. on [April __, 2005], at 9:30 a.m., at the Company's corporate office at 4849 Evanswood Drive, Columbus, Ohio. We look forward to greeting those stockholders who are able to attend.


      At this important meeting, you will be asked to vote on a proposed transaction that, if approved, is expected to result in termination of the registration of Max & Erma's common stock under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws. The proposed transaction will reduce the number of stockholders of record to fewer than 300, permitting Max & Erma's to file for termination of registration of its common stock under the federal securities laws. The reduction in the number of stockholders will be accomplished by amending our Restated Certificate of Incorporation to provide for a 1-for-200 reverse stock split, followed immediately by a 200-for-1 forward stock split of our common stock. The proposed amendment is attached as Appendix A to this proxy statement.


      If approved at the Annual Meeting, the transaction will affect Max & Erma's stockholders as follows:

STOCKHOLDER BEFORE THE TRANSACTION          NET EFFECT AFTER THE TRANSACTION
------------------------------------------  -----------------------------------------------------
Stockholder holding 200 or more shares:     None.

Stockholder holding fewer than 200 shares:  The stockholder will receive from Max & Erma's $16.00 in cash per share, without interest.

Because Max & Erma's has a large number of stockholders who own fewer than 200 shares, we expect that the number of stockholders of record will be reduced from approximately 700 to approximately 210, while the number of outstanding shares will decrease by only approximately 2.1%, a reduction of approximately 53,000 shares from the 2,508,829 shares outstanding as of December 31, 2004.


      After careful consideration, the board of directors has concluded that the costs associated with being an SEC reporting company, especially in light of the additional costs associated with compliance with the Sarbanes-Oxley Act of 2002, are not justified by the benefits in view of our common stock's limited trading activity. Max & Erma's estimates that it will save approximately $450,000 (which is 46.9% of fiscal 2004 pre-tax income and 0.25% of fiscal 2004 revenues) in the first full year after deregistration as an SEC reporting company and approximately $350,000 (which is 36.5% of fiscal 2004 pre-tax income and 0.19% of fiscal 2004 revenues), annually thereafter. We believe that these cost-savings will be in the best interest of Max & Erma's and its stockholders who remain after the transaction. Although our common stock will no longer be quoted on the Nasdaq National Market if the transaction is completed, we believe that our shares would be quoted on the "pink sheets" and our remaining stockholders would be able to trade their shares in the over-the-counter markets. In addition, the transaction would allow our stockholders who hold fewer than 200 shares immediately before the transaction the opportunity to receive cash for their shares at a premium to our common stock's trading price prior to announcement of the transaction, without having to pay brokerage commissions and other transaction costs, upon closing of the transaction, which is expected to be completed on [May __, 2005], or as soon as reasonably practicable thereafter.

      A special committee of the board of directors has reviewed the proposed transaction and considered its fairness to stockholders who hold fewer than 200 shares as well as those holding 200 or more shares, and received a fairness opinion from its financial advisor with regard to the per share cash amount to be paid to the stockholders holding fewer than 200 shares in the transaction.

      ACCORDINGLY, AFTER CONSIDERING THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND CONDUCTING ITS OWN DELIBERATIONS OF THE ISSUES IT DEEMED PERTINENT, INCLUDING ALTERNATIVES TO THE TRANSACTION, THE COSTS AND BENEFITS OF REMAINING AN SEC REPORTING COMPANY AND THE FAIRNESS OF THE TRANSACTION TO STOCKHOLDERS, YOUR BOARD OF DIRECTORS BELIEVES THIS TRANSACTION IS IN THE BEST INTEREST OF MAX & ERMA'S AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL. The enclosed proxy statement includes a discussion of the alternatives and factors considered by the board in connection with the board's approval of the transaction. See "Special Factors - Background of the Transaction" and "Special Factors - Recommendation of the Board of Directors; Fairness of the Proposed Transaction."

      Consummation of the transaction is subject to certain conditions, including the affirmative vote of at least a majority of the shares of Max & Erma's common stock entitled to vote at the Annual Meeting. It is anticipated that the transaction will become effective at 11:59 p.m. on [May _ , 2005], or as soon as reasonably practicable thereafter. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

      At the Annual Meeting, you will also be asked to (i) elect Michael D. Murphy and William C. Niegsch, Jr. for three-year terms as Class I members of the board of directors, (ii) ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 2005 fiscal year, and (iii) grant Max & Erma's board of directors discretionary authority to adjourn the Annual Meeting, if necessary.

      IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE.

      Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

                                      Sincerely,

                                      Todd B. Barnum
                                      Chairman of the Board,
                                      Chief Executive Officer and President

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD [APRIL __, 2005]

                                                                [March __, 2005]

To the Stockholders of Max & Erma's Restaurants, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company" or "Max & Erma's"), will be held at the Company's corporate office at 4849 Evanswood Drive, Columbus, Ohio, on the [ __ day of April, 2005], at 9:30 a.m., local time, for the following purposes:


      1. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to effect a 1-for-200 reverse stock split followed immediately by a 200-for-1 forward stock split of the Company's common stock (the "transaction"). As a result of the transaction, (a) each stockholder owning fewer than 200 shares immediately before the transaction will receive from the Company $16.00 in cash, without interest, for each of such stockholder's shares of the Company's common stock; and (b) each share of common stock held by a stockholder owning 200 or more shares will continue to represent one share of the Company after completion of the transaction. The proposed amendment to the Restated Certificate of Incorporation is attached as Appendix A to this proxy statement.


      2. To elect two Class I directors, each for a term of three years and until their successors are duly elected and qualified.

      3. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 2005 fiscal year.

      4. To grant the Company's board of directors discretionary authority to adjourn the Annual Meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction.

      5. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Owners of record of the Company's common stock at the close of business on [March __, 2005], the record date, will be entitled to vote at the meeting. If your shares are held in the name of a broker, trust or other nominee (often referred to as held in "street name"), you must instruct them on how to vote your shares. Whether or not you plan to attend the meeting, please date, sign and mail the enclosed proxy in the envelope provided. Thank you for your cooperation.

      The board of directors has carefully considered the terms of the proposed transaction and believes that it is fair to, and in the best interest of, Max & Erma's and its stockholders. The board of directors unanimously recommends that you vote "FOR" the transaction; "FOR" the election of the nominees for directors named in this proxy statement; "FOR" the ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 2005 fiscal year; and "FOR" granting the board of directors discretionary authority to adjourn the Annual Meeting.

                    By Order of the Board of Directors

                    Todd B. Barnum
                    Chairman of the Board, Chief Executive Officer and President

                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         MAX & ERMA'S RESTAURANTS, INC.
                                 P.O. BOX 297830
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229
                                 (614) 431-5800

                                                                [March __, 2005]

                               PROXY STATEMENT FOR
                       2005 ANNUAL MEETING OF STOCKHOLDERS
                                  INTRODUCTION

      This Proxy Statement is furnished to the stockholders of Max & Erma's Restaurants, Inc., a Delaware corporation (the "Company" or "Max & Erma's"), in connection with the solicitation by the board of directors of the Company of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's corporate office located at 4849 Evanswood Drive, Columbus, Ohio, on [April __, 2005], at 9:30 a.m., local time, and at any adjournment thereof, and is being mailed to the stockholders on or about the date set forth above.

      All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the board of directors' unanimous recommendations, which are:

      - FOR the proposal to amend the Company's Restated Certificate of Incorporation to effect a 1-for-200 reverse stock split followed immediately by a 200-for-1 forward stock split of the Company's common stock (the "transaction"). As a result of the transaction,
            (a) each stockholder owning fewer than 200 shares immediately before the transaction will receive from the Company $16.00 in cash, without interest, for each of such stockholder's shares of the Company's common stock; and (b) each share of common stock held by a stockholder owning 200 or more shares will continue to represent one share of the Company after completion of the transaction;

      - FOR the election of Michael D. Murphy and William C. Niegsch, Jr. as Class I directors of the Company;

      - FOR the ratification of the selection of Deloitte & Touche LLP as the independent public accountants of the Company for the 2005 fiscal year;

      - FOR granting the Company's board of directors discretionary authority to adjourn the Annual Meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction; and

      - at the discretion of the persons acting under the proxy, to transact such other business as may properly come before the meeting or any adjournment thereof.

      If the transaction is approved, as permitted by Delaware law, stockholders whose shares are converted into less than one whole share in the reverse split (meaning they held fewer than 200 shares at the effective time of the reverse split) will receive a cash payment from Max & Erma's for their fractional shares interests equal to $16.00 cash, without interest, for each share of common stock they held immediately prior to the reverse split.

      Stockholders who own 200 or more shares at the effective time of the transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse stock split. The forward split that will immediately follow the reverse split will reconvert their whole share and fractional share interests back into the same number of shares of common stock they held immediately prior to the effective time of the transaction. As a result, the total number of shares held by such a stockholder will not change after completion of the transaction.

      After the transaction, Max & Erma's anticipates that it will have approximately 210 stockholders of record. In the event that there are fewer than 300 stockholders of record following the transaction, Max & Erma's intends to file a Form 15 with the Securities and Exchange Commission to terminate registration of its common stock under the federal securities laws. As a result, Max & Erma's would no longer be subject to the annual and periodic reporting requirements under the federal securities laws that are applicable to SEC reporting companies. In addition, Max & Erma's common stock would cease to be traded on the Nasdaq National Market, any trading in our common stock after the transaction and deregistration of the common stock will only occur in the over-the-counter markets or in privately negotiated sales, and Max & Erma's common stock will likely only be quoted in the "pink sheets."


      This transaction cannot occur unless the holders of more than a majority of the issued and outstanding shares of Max & Erma's common stock approve the proposed amendment to our Restated Certificate of Incorporation, which is attached as Appendix A to this proxy statement.


      A proxy may be revoked, without affecting any vote previously taken, by written notice mailed to the Company (attention William C. Niegsch, Jr.) or delivered in person at the meeting, by filing a duly executed, later dated proxy, or by attending the meeting and voting in person.

      Only stockholders of record at the close of business on [March __, 2005], are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each share so held entitles the holder thereof to one vote upon each matter to be voted on. As of the record date, the Company had outstanding [_,___,___] shares of common stock, $0.10 par value per share. There are no cumulative voting rights in the election of directors. The presence of holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting, either in person or represented by a properly executed proxy is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

      This document provides you with detailed information about the proposed transaction and the director nominees. Please see "Where You Can Find More Information" for additional information about Max & Erma's on file with the Securities and Exchange Commission.

      An annual report containing audited financial statements for Max & Erma's fiscal year ended October 31, 2004 ("Fiscal 2004"), is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about [March __, 2005].

                                TABLE OF CONTENTS


SUMMARY TERM SHEET...............................................................................   1
         The Transaction.........................................................................   1
         Vote Required...........................................................................   2
         No Appraisal or Dissenters' Rights......................................................   2
         The Purpose and Reasons for the Transaction.............................................   2
         Disadvantages of the Transaction........................................................   2
         Recommendation of the Special Committee and the Board of Directors......................   3
         Fairness Opinion of Financial Advisor...................................................   3
         Effects of the Transaction..............................................................   4
         Conditions to Completion of the Transaction.............................................   4
         Reservation of Rights...................................................................   4
         Source of Funds; Financing of the Transaction...........................................   5
         Conflicts of Interest of Directors and Executive Officers...............................   5
         Exchange of Certificates................................................................   5
         U.S. Federal Income Tax Consequences....................................................   5

QUESTIONS AND ANSWERS ABOUT THE MEETING AND TRANSACTION..........................................   6
         About the Meeting and Voting Procedures.................................................   6
         About the Transaction...................................................................   8

SUMMARY FINANCIAL INFORMATION....................................................................  11
         Summary Historical Financial Information................................................  11
         Summary Unaudited Pro Forma Financial Information.......................................  11

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS..........................................  13

STOCK PURCHASES BY MAX & ERMA'S..................................................................  14

THE ANNUAL MEETING...............................................................................  15
         General.................................................................................  15
         Who Can Vote at and Attend the Annual Meeting...........................................  15
         Annual Report...........................................................................  16
         Vote Required ..........................................................................  16
         Voting and Revocation of Proxies .......................................................  16
         Recommendation of the Board of Directors................................................  17

SPECIAL FACTORS..................................................................................  18
         Background of the Transaction...........................................................  18
         Purpose and Reasons for the Transaction.................................................  22
         Alternatives Considered.................................................................  26
         Recommendation of the Special Committee.................................................  27
         Recommendation of the Board; Fairness of the Transaction................................  30
         Opinion of the Financial Advisor........................................................  33
         Certain Effects of the Transaction......................................................  37
         Interests of Officers and Directors in the Transaction .................................  40
         Conduct of Max & Erma's Business After the Transaction..................................  40
         Conditions to Completion of the Transaction.............................................  41
         Source of Funds and Financing of the Transaction .......................................  41
         Anticipated Accounting Treatment........................................................  42
         Possible Corporate Transactions.........................................................  42
         U.S. Federal Income Tax Consequences....................................................  42
         Regulatory Approvals....................................................................  44
         No Appraisal or Dissenters' Rights......................................................  44
         Adjournment of the Meeting..............................................................  45

         Reservation of Rights...................................................................  45
         Examples................................................................................  45

THE PROPOSED AMENDMENT...........................................................................  47
         The Structure of the Transaction........................................................  47
         Conversion of Shares in the Transaction.................................................  47
         Exchange of Certificates................................................................  48
         Time of Closing.........................................................................  49
         Conditions to the Completion of the Transaction.........................................  49
         Reservation of Rights...................................................................  49

ELECTION OF DIRECTORS............................................................................  50
         Information Concerning Board of Directors...............................................  50

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS......................................  52

PROPOSAL FOR DISCRETIONARY ADJOURNMENT OF THE ANNUAL MEETING.....................................  52

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS..................................................  53

SECURITY OWNERSHIP OF MANAGEMENT.................................................................  54

EXECUTIVE OFFICERS...............................................................................  55
         Summary Compensation Table..............................................................  55
         Severance Agreements....................................................................  56
         Stock Option Plans......................................................................  58
         Option Grants in Last Fiscal Year.......................................................  58
         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.......  59

EQUITY COMPENSATION PLAN INFORMATION.............................................................  60

Board Compensation Committee Report on  Executive Compensation ..................................  61

PERFORMANCE GRAPH................................................................................  62

BOARD AUDIT COMMITTEE REPORT.....................................................................  63

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..........................................  64

CERTAIN TRANSACTIONS.............................................................................  64

FEES OF THE INDEPENDENT PUBLIC ACCOUNTANTS ......................................................  64

REPORTS TO BE PRESENTED AT THE MEETING...........................................................  65

COST OF SOLICITATION OF PROXIES..................................................................  65

STOCKHOLDER PROPOSALS............................................................................  65

CODE OF BUSINESS CONDUCT AND ETHICS..............................................................  65

OTHER MATTERS....................................................................................  65

WHERE YOU CAN FIND MORE INFORMATION..............................................................  66

DOCUMENTS INCORPORATED BY REFERENCE..............................................................  66

APPENDICES:
         Appendix A - Proposed Amended and Restated Certificate of Incorporation.................  A-1
         Appendix B - Opinion of GBQ Partners, LLC...............................................  B-1

                               SUMMARY TERM SHEET

      THIS SUMMARY TERM SHEET, TOGETHER WITH THE "QUESTIONS AND ANSWERS ABOUT THE MEETING AND TRANSACTION" SECTION THAT FOLLOWS, HIGHLIGHTS SELECTED INFORMATION FROM THE PROXY STATEMENT, INCLUDING THE MATERIAL TERMS OF THE PROPOSED TRANSACTION. FOR A MORE COMPLETE DESCRIPTION YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT AND ALL OF ITS APPENDICES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, WE HAVE CROSS-REFERENCED TO THE LOCATION IN THIS PROXY STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF EACH ITEM BELOW.

      AS USED IN THIS PROXY STATEMENT, "MAX & ERMA'S," THE "COMPANY," "WE," "OUR," "OURS" AND "US" REFER TO MAX & ERMA'S RESTAURANTS, INC., A DELAWARE CORPORATION, AND THE "TRANSACTION" REFERS TO THE 1-FOR-200 REVERSE STOCK SPLIT AND THE 200-FOR-1 FORWARD STOCK SPLIT, TOGETHER WITH THE RELATED CASH PAYMENTS TO STOCKHOLDERS HOLDING FEWER THAN 200 SHARES AT THE EFFECTIVE TIME OF THE TRANSACTION.


THE TRANSACTION (SEE PAGES __ TO __)


      If the transaction is approved and completed:

      - Max & Erma's stockholders holding fewer than 200 shares of Max & Erma's common stock at the effective time of the transaction will receive a cash payment from Max & Erma's of $16.00 per share, without interest, for each share of common stock held immediately prior to the transaction;


      - Max & Erma's stockholders holding 200 or more shares of Max & Erma's common stock at the effective time of the transaction will continue to hold the same number of shares of Max & Erma's common stock after completion of the transaction and will not receive any cash payment;


      - The officers and directors of Max & Erma's at the effective time will continue to serve as the officers and directors of Max & Erma's immediately after the transaction;

      - We believe we will have fewer than 300 holders of record of common stock and therefore be eligible to terminate registration of our common stock with the Securities and Exchange Commission ("SEC"), which will terminate our obligation to continue filing periodic reports and proxy statements pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

      - Our common stock will no longer be quoted on the Nasdaq National Market System, any trading in our common stock will only occur in the over-the-counter markets or in privately negotiated sales, and our common stock will likely only be quoted in the "pink sheets";

      - Outstanding options held by our employees, officers, and directors to acquire Max & Erma's common stock will remain outstanding following the transaction;

      - The number of our stockholders of record will be reduced from approximately 700 to 210, and the number of outstanding shares of Max & Erma's common stock will be reduced by approximately 2.1%, from 2,508,829 shares, as of December 31, 2004, to approximately 2,455,829 shares;

      - The percentage ownership of Max & Erma's common stock beneficially owned by the directors and executive officers of Max & Erma's as a group will increase from 28.3% to approximately 28.8%, based on the shares outstanding as of December 31, 2004, which will not affect control of Max & Erma's;

      - Aggregate stockholders' equity of Max & Erma's as of October 31, 2004, will be reduced from $14,056,220 on a historical basis to approximately $13,006,000 on a pro forma basis;

      - The book value per share of common stock as of October 31, 2004, will be reduced from $5.60 per share on a historical basis to approximately $5.30 per share on a pro forma basis;

      - Max & Erma's will pay cash of approximately $1,050,000 in the aggregate to repurchase fractional shares and pay the costs of the transaction; and

      - Net income per share of common stock (including nonrecurring income and expense) for the year ended October 31, 2004, will increase from $0.45 and $0.42 (on a basis and fully-diluted basis, respectively) on a historical basis to approximately $0.46 and $0.43 on a pro forma basis (on a basic and fully-diluted basis, respectively).





VOTE REQUIRED (SEE PAGES __ TO __).





      - The transaction requires the affirmative vote of holders of a majority of the outstanding shares of our common stock.






      - As of December 31, 2004, our current directors and executive officers owned 622,657 shares, or approximately 24.8% of Max & Erma's outstanding common stock that would be entitled to vote at the Annual Meeting. If our directors and executive officers exercised presently exercisable options they hold prior to the record date for the Annual Meeting, they would own approximately 743,047 shares or approximately 28.3% of the outstanding shares of common stock entitled to vote at the Annual Meeting.


      - The officers and directors of Max & Erma's have indicated that they intend to vote "FOR" the approval of the transaction. Other than such expressed intent of the officers and directors to vote their shares for the transaction, Max & Erma's has not obtained any assurances or agreements from any of its stockholders as to how they will vote on the transaction.


NO APPRAISAL OR DISSENTERS' RIGHTS (SEE PAGE __)


      - Stockholders do not have appraisal or dissenters' rights under Delaware state law or Max & Erma's Restated Certificate of Incorporation or By-laws in connection with the transaction.


THE PURPOSE AND REASONS FOR THE TRANSACTION (SEE PAGE __)


      If approved, the transaction will enable Max & Erma's to terminate its registration as an SEC reporting company and thus terminate its obligations to file annual and periodic reports and make other filings with the SEC. The reasons for the proposed transaction and subsequent termination of SEC registration include:

      - eliminating the costs associated with filing reports and documents under the Exchange Act with the SEC;

      - eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;


      - reducing the direct and indirect cost of administering stockholder accounts and responding to stockholder requests; and


      - affording stockholders holding fewer than 200 shares immediately before the transaction the opportunity to receive cash for their shares at a price that represents a premium of 22.7% and 21.5% over the average 30 and 60 day closing prices, respectively, before the public announcement of the proposed transaction, without having to pay brokerage commissions and other transaction costs; and





DISADVANTAGES OF THE TRANSACTION (SEE PAGES __ TO __).


      The disadvantages of the transaction are that:

      - Max & Erma's working capital assets will be decreased to fund the purchase of fractional shares and the costs of the transaction;

      - Max & Erma's will have less ability to raise capital in the public security markets;

      - Max & Erma's will be less likely to be able to use shares of its common stock to acquire other companies;

      - Max & Erma's may have less flexibility in attracting and retaining executives and employees because equity-based incentives (such as stock options) tend not to be as attractive in a non-SEC reporting company;

      - remaining stockholders may experience reduced liquidity for their shares of common stock;


      - Max & Erma's common stock may experience volatility as a result of being quoted on the pink sheets instead of the Nasdaq National Market, including the possibility of sharply reduced trading prices;



      - as a result of being quoted in the pink sheets instead of the Nasdaq National Market, it is possible that there will be greater spreads between the bid and asked prices for the Company's common stock;



      - less public information about Max & Erma's will be available after the transaction to remaining stockholders (e.g., less information with respect to officers' salaries and ownership transactions); and


      - stockholders who are cashed-out will not have an opportunity to liquidate their shares at a time and for a price of their choosing, and will be unable to participate in the future earnings or growth of Max & Erma's.




RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS


      - At a meeting held on January 17, 2005, the special committee unanimously determined that the transaction and the $16.00 cash consideration per pre-split share to be paid to stockholders who hold less than one whole share following the reverse stock split ("cash consideration") are advisable, fair to and in the best interests of Max & Erma's and its stockholders, including all unaffiliated stockholders of Max & Erma's (both those receiving the cash consideration and those remaining as stockholders following the transaction), and the special committee recommended that the board approve the transaction.



      - At a meeting held on January 17, 2005, the board of directors determined that the transaction is advisable, substantively fair to, and in the best interest of Max & Erma's and its unaffiliated stockholders, including the group of holders who would retain their interest in Max & Erma's as well as to those who would not, and unanimously recommends you vote "FOR" the transaction.






      - As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of Max & Erma's, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. The term "executive officer" means any persons named under "Executive Officers" beginning on page __.






FAIRNESS OPINION OF FINANCIAL ADVISOR (SEE PAGES __ TO __).



      - GBQ Partners, LLC ("GBQ Partners"), financial advisor to the special committee, has delivered to the special committee of our board of directors its written opinion to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the cash consideration to be paid in the proposed transaction is fair, from a financial point of view, to the stockholders being cashed-out.


      - The opinion of GBQ Partners is directed to the special committee of Max & Erma's board of directors, addresses only the fairness to holders of Max & Erma's common stock from a financial point of view of the cash consideration to be paid in the proposed transaction, and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Annual Meeting.


EFFECTS OF THE TRANSACTION (SEE PAGES __ TO __).


      As a result of the transaction, we anticipate that:

      - the registration of Max & Erma's common stock under the Exchange Act will be terminated, and Max & Erma's will no longer be an SEC reporting company subject to the reporting and other requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002;

      - Max & Erma's common stock will no longer be traded on the Nasdaq National Market, any trading in our common stock after the transaction will only occur in the over-the-counter markets or in privately negotiated sales, and our common stock will likely only be quoted in the "pink sheets";

      - stockholders who own fewer than 200 shares at the effective time of the transaction will no longer have an interest in or be a stockholder of Max & Erma's and will not be able to participate in Max & Erma's future earnings and growth, if any, unless they subsequently acquire shares of our common stock;

      - the number of our stockholders of record will be reduced from approximately 700 to 210, and the number of outstanding shares of Max & Erma's common stock will decreased by approximately 2.1%, from 2,508,829 shares, as of December 31, 2004, to approximately 2,455,829 shares;

      - the percentage of ownership of Max & Erma's common stock beneficially owned by the current executive officers and directors of Max & Erma's as a group will increase from approximately 28.3% to approximately 28.8%;

      - the aggregate stockholders' equity of Max & Erma's as of October 31, 2004, will be reduced from approximately $14,056,220 on a historical basis to approximately $13,006,000 on a pro forma basis;

      - the book value per share of common stock as of October 31, 2004, will decrease from $5.60 per share on a historical basis to $5.30 per share on a pro forma basis; and

      - outstanding options held by our employees, including officers and directors, to acquire Max & Erma's common stock will remain outstanding following the transaction.





CONDITIONS TO COMPLETION OF THE TRANSACTION (SEE PAGES __ TO __).



      - The completion of the transaction depends upon the approval of the proposed amendment to our Restated Certificate of Incorporation that will implement the transaction by the holders of at least a majority of our outstanding shares of common stock. A copy of the proposed amendment effecting both the reverse split and the forward split following immediately thereafter is attached as Appendix A to this proxy statement.



RESERVATION OF RIGHTS (SEE PAGES __ TO __).



      - We reserve the right to abandon the transaction without further action by our stockholders at any time before the filing of the necessary amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State, even if the transaction has been authorized by our stockholders at the Annual Meeting, and by voting in favor of the transaction you are also expressly authorizing us to determine not to proceed with the transaction if we so decide.

SOURCE OF FUNDS; FINANCING OF THE TRANSACTION (SEE PAGES __ TO __).



      - We estimate that the total funds required to pay the consideration to stockholders entitled to receive cash for their shares and to pay the costs of the transaction will be approximately $1,050,000. The consideration to stockholders and the costs of the transaction will be paid from working capital of Max & Erma's.



CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS (SEE PAGES __ TO __).


      Our directors and executive officers may have interests in the transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including the following:

      - each member of our board of directors, except Mr. Robinson, and each of our executive officers hold 200 or more shares of Max & Erma's common stock and will retain their shares after the transaction;

      - each of our executive officers and Mr. Robinson, one of our non-employee directors, holds options to purchase more than 200 shares of Max & Erma's common stock, which will remain outstanding after the transaction; and

      - as a result of the transaction, the stockholders who own of record at the effective time of the transaction 200 or more shares, such at our board members and executive officers, except Mr. Robinson, will increase their percentage ownership in Max & Erma's as a result of the transaction. For example, assuming the transaction is approved, the beneficial ownership percentage of the current directors and executive officers of Max & Erma's as a group will increase from approximately 28.3% to 28.8% as a result of the reduction of the number of shares of common stock outstanding by approximately 53,000 shares.





EXCHANGE OF CERTIFICATES (SEE PAGES __ TO __).



      - Promptly after the transaction, Max & Erma's will send a letter of transmittal and instructions to effect the surrender of certificates for Max & Erma's common stock to all stockholders who, based on information available to Max & Erma's, appear to be holders of fewer than 200 shares of Max & Erma's common stock. Upon surrender of a certificate for cancellation to Max & Erma's together with such letter of transmittal, duly completed and executed, the holder of the certificate will receive a cash payment of $16.00 per share, without interest, from Max & Erma's.



U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES __ TO __).



      - Generally, for stockholders who hold fewer than 200 shares of common stock before the transaction, the receipt of cash for fractional shares will be treated for tax purposes in the same manner as if the shares were sold in the market for cash. Stockholders who will remain stockholders of Max & Erma's following the transaction should not be subject to taxation as a result of the transaction. Tax matters are very complicated, and the tax consequences to you of the transaction will depend on your own situation.

             QUESTION AND ANSWERS ABOUT THE MEETING AND TRANSACTION

ABOUT THE MEETING AND VOTING PROCEDURES

Q:    WHY AM I RECEIVING THESE MATERIALS?

A: We sent you the enclosed materials because our board of directors is soliciting your votes for use at our Annual Meeting of Stockholders, which will take place on [April __ , 2005]. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the transaction described in this proxy statement.

      This proxy statement provides information that you need to know in order to cast an informed vote at the meeting. You do not need to attend the Annual Meeting, however, to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

      We began sending this proxy statement, notice of Annual Meeting, 2004 annual report, and enclosed proxy card on or about [March __, 2005] to all stockholders entitled to notice of and to vote at the Annual Meeting. The record date for stockholders entitled to vote is [March __, 2005]. On that date, there were [_,___,___] shares of our common stock outstanding. Stockholders are entitled to one vote for each share of common stock held as of the record date.

Q:    WHAT IS THE TIME AND PLACE OF THE ANNUAL MEETING?

A: The Annual Meeting will be held at the principal office of Max & Erma's, located at 4849 Evanswood Drive, Columbus, Ohio 43229 at 9:30 a.m., Eastern Time on [April __, 2005].

Q:    WHO IS SOLICITING MY PROXY?

A:    The board of directors of Max & Erma's.

Q:    WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?


A: You are being asked to vote on the approval of the proposed amendment to our Restated Certificate of Incorporation that will provide for a 1-for-200 reverse stock split followed immediately by a 200-for-1 forward stock split. Stockholders whose shares are converted into less than one whole share in the reverse split (meaning they held fewer than 200 shares at the effective time of the transaction) will receive a cash payment from Max & Erma's for their fractional share interest equal to $16.00 in cash, without interest, for each share of common stock they held immediately prior to the transaction. Stockholders who own 200 or more shares at the effective time of the transaction will continue to own the same number of shares after the transaction. Assuming Max & Erma's has fewer than 300 stockholders of record after the transaction, Max & Erma's intends to file a Form 15 with the SEC to deregister Max & Erma's common stock under the federal securities laws. Thereafter, Max & Erma's would no longer be subject to the reporting and related requirements of the Exchange Act, and our common stock would cease to be traded on the Nasdaq National Market. Any trading in our common stock after the transaction will only occur in the over-the-counter markets or in privately negotiated sales, and our common stock will likely only be quoted in the "pink sheets."


      You are also being asked to:

      - elect two Class I directors, each for a term of three years and until their successors are duly elected and qualified;

      - to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 2005 fiscal year; and

      - grant our Company's board of directors discretionary authority to adjourn the Annual Meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction.

Q:    WHAT IS MAX & ERMA'S VOTING RECOMMENDATION?

A: Our board of directors has determined that the transaction is advisable and in the best interests of Max & Erma's and its stockholders. Our board of directors therefore unanimously approved the transaction and recommends that you vote "FOR" approval of this matter at the Annual Meeting.

      Our board also recommends that you vote "FOR" the election of Michael D. Murphy and William C. Niegsch, Jr. as Class I directors of the Company.

      Our board also recommends that you vote "FOR" the ratification of the selection of Deloitte & Touche LLP as the independent public accountants of the Company for the 2005 fiscal year.

      Our board also recommends that you vote "FOR" granting the Company's board of directors discretionary authority to adjourn the Annual Meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction.

Q:    WHAT SHARES CAN I VOTE?

A: You may vote all shares of Max & Erma's common stock that you own as of the close of business on the record date, which was [March __, 2005]. These shares include shares held:

      -     directly in your name as the "stockholder of record," and

      - for you as the "beneficial owner" either through a broker, bank or other nominee.




Q: WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A: Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

      Stockholder of Record

      If your shares are registered directly in your name with our transfer agent, National City Corporation (the "Transfer Agent"), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by Max & Erma's. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. Max & Erma's has enclosed a proxy card for you to use.

      Beneficial Owner

      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Annual Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:    WHO MAY BE PRESENT AT THE ANNUAL MEETING AND WHO MAY VOTE?

A: All holders of our common stock may attend the Annual Meeting in person. Only holders of record of our common stock as of [March __, 2005] may cast their votes in person at the Annual Meeting.

Q:    HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A: Whether you hold your shares directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote by signing your proxy card or, for shares held in street name, by signing the voting instruction card included by your broker or nominee, and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you hold your shares of record and sign your proxy card, but do not provide instructions, your shares will be voted as described below in "How are votes counted?"

Q:    HOW ARE MY VOTES COUNTED?

A: You may vote "FOR," "AGAINST" or "ABSTAIN" on the transaction. If you "ABSTAIN," it has the same effect as a vote "AGAINST" the transaction. If you sign and date your proxy form with no further instructions, your shares will be voted "FOR" the approval of the transaction, "FOR" the election of each director nominee named in this proxy statement, "FOR" the ratification of the independent public accountants, and "FOR" granting the board of directors discretionary authority to adjourn the Annual Meeting.

ABOUT THE TRANSACTION

Q:    WHAT ARE THE PURPOSE AND REASONS FOR THE TRANSACTION?

A: If approved, the transaction will enable Max & Erma's to terminate its registration as an SEC reporting company and thus terminate its obligations to file annual and periodic reports and make other filings with the SEC. The reasons for the proposed transaction and subsequent termination of SEC registration include:

      - eliminating the costs associated with filing documents under the Exchange Act with the SEC;

      - eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

      - reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests; and

      - affording stockholders holding fewer than 200 shares immediately before the transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transactions costs.

Q: WHAT DOES TERMINATING REGISTRATION UNDER THE EXCHANGE ACT AND BECOMING A NON-SEC REPORTING COMPANY MEAN?

      Following the transaction, Max & Erma's will likely have fewer than 300 stockholders of record and will be eligible to terminate the registration of its common stock under the Exchange Act. In this regard, Max & Erma's will no longer have to file periodic reports, such as annual, quarterly and other reports, with the SEC, and its executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in Max & Erma's common stock with the SEC. Additionally, Max & Erma's common stock will cease to be quoted on the Nasdaq National Market, any trading in our common stock will occur in the over-the-counter markets or in privately negotiated sales, and our common stock will likely only be quoted in the "pink sheets."

Q:    WHAT WILL I RECEIVE IN THE TRANSACTION?

A: If you own fewer than 200 shares of Max & Erma's common stock immediately before the effective time of the transaction you will receive $16.00 in cash, without interest, from Max & Erma's for each share you own immediately before the 1-for-200 reverse split. If you own 200 or more shares of Max & Erma's common stock at the effective time of the transaction, you will not receive any cash payment for your shares in connection with the transaction and will continue to hold the same number of shares of Max & Erma's common stock as you did before the transaction. Please read the discussion under "Special Factors" for a description of the treatment of shares held in street name.

Q:    WHAT IF I HOLD SHARES IN STREET NAME?

A: Max & Erma's intends to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees may have different procedures, however, and stockholders holding common stock in street name should contact their nominees. Please read the discussion under "Special Factors" for a description of the treatment of shares held in street name.

Q:    HOW WILL MAX & ERMA'S BE OPERATED AFTER THE TRANSACTION?

A: Assuming that Max & Erma's has fewer than 300 stockholders of record after the transaction, Max & Erma's will file a Form 15 with the SEC to terminate the registration of its common stock under the federal securities laws. Upon such filing, Max & Erma's would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to SEC reporting companies. Max & Erma's expects its business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the transaction is not anticipated to have any effect upon the conduct of such business. As a result of the transaction, stockholders of Max & Erma's who received cash for their shares in the transaction will no longer have a continuing interest as stockholders of Max & Erma's and will not share in any future earnings and growth of Max & Erma's. Also, Max & Erma's expects that after this transaction, its shares will be delisted from the Nasdaq National Market, which may adversely affect the liquidity of its common stock. Any trading in Max & Erma's common stock will only occur in the over-the-counter market or in privately negotiated sales, and Max & Erma's common stock will likely only be quoted in the "pink sheets."

Q:    WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A: We expect the transaction to be completed at 11:59 p.m. on [May __, 2005], or as soon as reasonably practicable thereafter.

Q:    WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

A: The receipt of cash in the transaction will be taxable for federal income tax purposes. Stockholders who do not receive cash in the transaction should not be subject to taxation as a result of the transaction. To review the material tax consequences in greater detail, please read the discussion under "Special Factors - U.S. Federal Income Tax Consequences."

Q: IF I OWN FEWER THAN 200 SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A STOCKHOLDER OF MAX & ERMA'S AFTER THE TRANSACTION?

A: If you own fewer than 200 shares before the reverse stock split, the only way you can continue to be a stockholder of Max & Erma's after the transaction is to purchase, prior to the effective date, sufficient additional shares to cause you to own a minimum of 200 shares on the effective date. We cannot assure you, however, that any shares will be available for purchase.

Q: IS THERE ANYTHING I CAN DO IF I OWN 200 OR MORE SHARES, BUT WOULD LIKE TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION?

A: If you own 200 or more shares before the transaction, you can only receive cash for all of your shares if, prior to the effective date, you reduce your stock ownership to fewer than 200 shares by selling or otherwise transferring your shares. We cannot assure you, however, that any purchaser for your shares will be available.

      Alternatively, before the effective date, you could divide the shares you own among different record holders so that fewer than 200 shares are held in each account. For example, you could divide your shares between your own name and a brokerage account so that fewer than 200 shares are held in each account.

Q: WHAT HAPPENS IF I OWN A TOTAL OF 200 OR MORE SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 200 SHARES OF RECORD IN MY NAME AND FEWER THAN 200 SHARES WITH MY BROKER IN "STREET NAME"?

A: An example of this would be if you have 100 shares registered in your own name with our transfer agent, and you have 100 shares held through your broker in "street name." Accordingly, you are the beneficial owner of 200 shares, but you do not own 200 shares of record or beneficially in street name. If this is the case, as a result of the transaction, you would receive cash for the 100 shares you hold of record. You would also receive cash for the 100 shares held in street name if your broker or other nominee accepts our offer for each beneficial owner of fewer than 200 shares of common stock held in the broker's or nominee's name to receive cash for fractional shares.

Q: IF I OWN AT LEAST 200 SHARES, BUT THE SHARES ARE SPLIT AMONG RECORD OWNERS AS DESCRIBED ABOVE SO THAT NO RECORD OWNER HOLDS AT LEAST 200 SHARES, BUT I WISH TO CONTINUE TO OWN COMMON STOCK OF MAX & ERMA'S AFTER THE TRANSACTION, WHAT CAN I DO?

A: Before the effective date, you could put all of the shares you own beneficially in one record name, either in your name or in street name, so that the total shares you own that are held of record in the same name is at least 200 shares, and then you would continue to be a stockholder after the effective date.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the transaction has been completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

                          SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION

      The following summary of historical consolidated financial data was derived from Max & Erma's audited consolidated financial statements as of and for each of the fiscal years ended October 31, 2004, October 26, 2003, and October 27, 2002. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Max & Erma's and other financial information, including the notes thereto, contained in Max & Erma's Annual Report on Form 10-K for the year ended October 31, 2004, which information is incorporated by reference in this proxy statement. See "Where You Can Find More Information" and "Documents Incorporated by Reference."

                       CONDENSED STATEMENTS OF INCOME DATA

                                   October 31, 2004      October 26, 2003     October 27, 2002
                                 -------------------  ---------------------  -------------------
Total Revenues.................  $       182,958,795  $         167,082,527  $       151,991,152
Total Operating
   Expenses (1)................          179,824,854            163,869,172          145,352,786
Operating Income...............            3,133,941              3,213,355            6,638,366
Interest Expense...............            2,154,254              1,680,435            2,082,461
Net Income per Share:
Net Income.....................            1,097,435              1,494,417            4,498,149
   Basic.......................  $              0.45  $                0.61  $              1.41
   Diluted.....................  $              0.42  $                0.56  $              1.27

____________________________
(1) Operating Expenses for the fiscal year ended October 26, 2003 include an asset impairment charge of $1,070,000 related to the write-down of leasehold improvements at two restaurants.

                          CONDENSED BALANCE SHEET DATA

                             October 31, 2004  October 26, 2003
                             ----------------  ----------------
Total Current Assets         $      6,430,146  $      5,993,870
Total Long-Term Assets             64,676,939        55,748,225
Total Current Liabilities          15,997,835        13,716,566
Total Long-Term Liabilities        41,053,030        35,836,887
Total Stockholders' Equity         14,056,220        12,188,642
Book Value Per Share         $           5.60  $           4.98

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The following pro forma condensed statements of income and pro forma balance sheet are based on historical data, adjusted to give effect to the cash payment for fractional shares resulting from the transaction. The pro forma condensed statements of income and pro forma balance sheet are based on the assumption that an aggregate of approximately 53,000 shares will result in fractional shares and will be purchased by Max & Erma's for approximately $850,000, with approximately $200,000 in costs incurred.

      The following unaudited pro forma condensed statements of income data for the year ended October 31, 2004, and pro forma condensed balance sheet data of Max & Erma's at October 31, 2004, give effect to the transaction as if it had occurred on October 31, 2004. The pro forma information set forth below is not necessarily indicative of what Max & Erma's actual financial position would have been had the transaction been consummated as of the above referenced date or of the financial position that may be reported by Max & Erma's in the future.

                  PRO FORMA CONDENSED STATEMENTS OF INCOME DATA

                                 October 31, 2004
                                 ----------------
Total Revenues.................  $    182,958,795
Total Operating
   Expenses (1)................       179,824,854
Operating Income...............         3,133,941
Interest Expense...............         2,154,254
Net Income per Share:
Net Income.....................         1,097,435
   Basic.......................  $           0.46
   Diluted.....................  $           0.43

                     PRO FORMA CONDENSED BALANCE SHEET DATA

                                 October 31, 2004
                                 ----------------
Total Current Assets...........  $      5,388,146
Total Long-Term Assets.........        64,676,939
Total Current Liabilities......        15,997,835
Total Long-Term Liabilities....        41,053,030
Total Stockholders' Equity.....        13,006,220
Book Value Per Share...........  $           5.30

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      As of December 31, 2004, there were 2,508,829 shares of Max & Erma's common stock, $0.10 par value per share, issued and outstanding. There were approximately 700 stockholders of record as of such date.

      Max & Erma's common stock trades on the Nasdaq National Market under the symbol "MAXE." The following table shows the quarterly high and low sales prices for the common stock during fiscal 2004 and 2003 for the periods indicated, and to date in fiscal 2005, as reported by the Nasdaq National Market.


                                             HIGH      LOW
                                           --------  --------
FISCAL 2005

First Quarter                              $ 15.59   $ 12.35
Second Quarter (through [March __, 2005])  $[15.01]  $[13.41]

FISCAL 2004

First Quarter                              $ 19.00   $ 17.50
Second Quarter                             $ 18.25   $ 14.10
Third Quarter                              $ 17.23   $ 14.85
Fourth Quarter                             $ 16.00   $ 13.35

FISCAL 2003

First Quarter                              $ 17.93   $ 13.00
Second Quarter                             $ 15.74   $ 13.20
Third Quarter                              $ 16.51   $ 14.47
Fourth Quarter                             $ 18.19   $ 16.00


      On January 18, 2005, the last trading day prior to the announcement of the board's approval of the transaction, the closing price of Max & Erma's common stock was $13.25 per share. Max & Erma's announced the board's approval of the transaction prior to the opening of the market on January 19, 2005.

      Max & Erma's has not paid a cash dividend on its common stock in the last 20 years and does not expect to pay a cash dividend in the foreseeable future. Max & Erma's currently intends to retain any future earnings to finance the development of additional restaurants and the growth of the business generally.

                         STOCK PURCHASES BY MAX & ERMA'S

      Except as described below, Max & Erma's has not purchased any shares of its common stock within the past two years.

      During the period from October 27, 2002 through October 31, 2004, Max & Erma's purchased an aggregate of 70,184 shares of its common stock pursuant to a share repurchase program authorized by Max & Erma's board of directors on August 21, 2003, allowing for the repurchase of an aggregate of 200,000 shares of Max & Erma's common stock. The following table sets forth information by quarter regarding such share repurchases:


                          NUMBER OF SHARES  RANGE OF PRICES  AVERAGE PRICE
        PERIOD               PURCHASED          PAID             PAID
------------------------  ----------------  ---------------  -------------
2003 - First Quarter            None              N/A            N/A
2003 - Second Quarter           None              N/A            N/A
2003 - Third Quarter            None              N/A            N/A
2003 - Fourth Quarter          70,157            $17.58         $17.58
2004 - First Quarter            None              N/A            N/A
2004 - Second Quarter            27              $17.40         $17.40
2004 - Third Quarter            None              N/A            N/A
2004 - Fourth Quarter           None              N/A            N/A
2005 - First Quarter            None              N/A            N/A
2005 - Second Quarter(1)        None              N/A            N/A



_________________________________
(1)   Through [March --], 2005.

                               THE ANNUAL MEETING

GENERAL

      We are providing this proxy statement to Max & Erma's stockholders of record as of [March __, 2005], along with a form of proxy that the Max & Erma's board of directors is soliciting for use at the Annual Meeting to be held on [April __, 2005] at 9:30 a.m., Eastern time, at the Company's corporate office at 4849 Evanswood Drive, Columbus, Ohio. At the Annual Meeting, the stockholders will vote upon:

      1. a proposal to amend the Company's Restated Certificate of Incorporation to effect a 1-for-200 reverse stock split followed immediately by a 200-for-1 forward stock split of the Company's common stock;

      2. the election of two Class I directors, each for a term of three years and until their successors are duly elected and qualified;

      3. the ratification of the selection of Deloitte & Touche LLP as the Company's independent public accountants for the 2005 fiscal year; and

      4. a proposal to grant the Company's board of directors discretionary authority to adjourn the Annual Meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction.

WHO CAN VOTE AT AND ATTEND THE ANNUAL MEETING

      You may vote all Max & Erma's common stock that you own as of the close of business on the record date, which was [March __, 2005]. These shares include:

      - shares held directly in your name as the "stockholder of record," and

      - shares held for you as the "beneficial owner" either through a broker, bank or other nominee.

      Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

      Stockholder of Record. If your shares are registered directly in your name with our transfer agent, National City Corporation (the "Transfer Agent"), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent to you by Max & Erma's. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. Max & Erma's has enclosed a proxy card for you to use.

      Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote and are also invited to attend the Annual Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

      All holders of our common stock may attend the Annual Meeting in person. If you are a beneficial owner of Max & Erma's common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. Only holders of record of our common stock as of [March __, 2005] may cast their votes in person at the Annual Meeting.

      Whether you hold your shares directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote by signing your proxy card or, for shares held in street name, by signing the voting instruction card included by your broker or nominee and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described above in "Questions and Answers About the Meeting and Transaction - About the Transaction - How are my votes counted?"

ANNUAL REPORT

      Our Annual Report on Form 10-K for the year ended October 31, 2004, is incorporated by reference in this proxy statement and is available upon request from Max & Erma's. See "Where You Can Find More Information" and "Documents Incorporated by Reference."

VOTE REQUIRED

      The required vote for each of the proposals presented at the Annual Meeting are as follows:

      - The transaction is subject to approval of the affirmative vote of holders of a majority of the outstanding shares of our common stock.

      - Election of each of the director nominees requires the approval of a plurality of the votes cast in the election.

      - Ratification of the selection of Deloitte & Touche LLP as the independent public accountants for fiscal 2005 requires the affirmative vote of a majority of the shares voting on the proposal.

      - Approval of granting the board of directors with discretionary authority to adjourn the Annual Meeting requires the affirmative vote of a majority of the shares voting on the proposal.

      The proposals to approve the transaction and grant the board of directors with discretionary authority to adjourn the Annual Meeting are "non-discretionary" items, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast.

      Action on other matters, if any, that are properly presented at the meeting for consideration of the stockholders will be approved if a quorum is present and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present if a majority of the outstanding shares of Max & Erma's common stock entitled to vote is represented at the meeting in person or by proxy. Shares with respect to which proxies have been marked as abstentions and broker non-vote shares will be treated as shares present for purposes of determining whether a quorum is present. The board of directors is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.


      As of the record date, the directors and executive officers of Max & Erma's held a total of approximately [24.8]% of the outstanding shares of Max & Erma's common stock entitled to vote at the Annual Meeting. The directors and executive officers of Max & Erma's have indicated that they will vote "FOR" each of the proposals presented at the Annual Meeting.


VOTING AND REVOCATION OF PROXIES

      The shares of Max & Erma's common stock represented by properly completed proxies received at or before the time for the Annual Meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted:

      -     "FOR" approval of the transaction;

      - "FOR" the election of the nominees for directors named in this proxy statement;

      - "FOR" ratification of Deloitte & Touche LLP as Max & Erma's independent auditors for fiscal 2005; and

      - "FOR" approval of the proposal granting the board of directors discretionary authority to adjourn the Annual Meeting.

      The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the Annual Meeting and voted upon.

      You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy, you must either: notify William C. Niegsch, Jr. in writing at Max & Erma's principal executive office; submit a later dated proxy to Mr. Niegsch; or attend the Annual Meeting and vote your shares in person. Your attendance at the Annual Meeting will not automatically revoke your proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The board of directors of Max & Erma's has approved the transaction and believes that it is fair to and in the best interests of, Max & Erma's and its stockholders. The board of directors unanimously recommends that Max & Erma's stockholders vote "FOR" approval of the transaction.

      The board of directors of Max & Erma's also recommends that you vote "FOR" election of the director nominees named in the proxy statement; "FOR" the ratification of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2005; and "FOR" the proposal to grant the board of directors with discretionary authority to adjourn the Annual Meeting.

                                 SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

Stockholder Information

      As of December 31, 2004, Max & Erma's had approximately 700 record holders of its common stock, of which approximately 490 record holders, or approximately 70% of the total number of record holders, owned fewer than 200 shares of common stock. These record holders owning fewer than 200 shares own, in the aggregate, approximately 23,000 or approximately 0.9% of the outstanding shares of our common stock.

      We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 200 shares of our common stock and who hold the shares in street name. Based upon information obtained from our transfer agent and ADP Investor Communications, however, we estimate there are approximately 377 beneficial holders of fewer than 200 shares, who in the aggregate collectively own 30,000 shares, or approximately 1.2%, of our common stock.

      In summary, we estimate that there are approximately 53,000 shares of our common stock, representing approximately 2.1% of our outstanding shares, held by approximately 867 record and beneficial stockholders holding fewer than 200 shares. If the number of record holders is reduced to fewer than 300, Max & Erma's would be able to deregister its common stock under the Exchange Act and would no longer be subject to the SEC filing and reporting requirements imposed on SEC reporting companies.

Board Deliberations

      At a board meeting on March 11, 2004, the board of directors formally asked management to consider the topic of SEC deregistration in the context of an overall capitalization and business strategy. The board's interest in deregistration as an SEC reporting company was the result of continuing discussions at board meetings regarding the high costs of being an SEC reporting company, especially after the passage of the Sarbanes-Oxley Act of 2002 and additional SEC and Nasdaq regulations. The board discussed the cost-savings benefits of SEC deregistration in light of the Company's lack of liquidity and limited benefits of remaining an SEC reporting company. The board also discussed that the Company's common stock would likely still be traded in the over-the-counter markets following SEC deregistration and would likely be quoted on the "pink sheets."


      At this meeting, the board also discussed with Max & Erma's outside legal counsel, Porter, Wright, Morris & Arthur LLP ("Porter, Wright"), potential methods for deregistration as an SEC reporting company, which would require Max & Erma's to reduce the number of stockholders of record to less than 300. Porter, Wright discussed with the board the merits of conducting either a tender offer or a reverse stock split, which are two methods of achieving the goal of reducing the number of stockholders of record to less than 300. Porter, Wright stated that a reverse stock split accomplishes the goal of reducing the number of stockholders of record by allowing a company to cash-out stockholders holding only fractional share interests following a reverse stock split. The reverse stock split could be executed on a stand-alone basis or in connection with a subsequent forward stock split. Porter, Wright also noted that the Delaware Supreme Court had recently opined that a transaction involving a reverse stock split, which only cashed-out stockholders owning less than one whole share, immediately followed by a forward stock split at the same ratio as the reverse stock split, was permissible under Delaware law. The board discussed that the reverse stock split followed by a forward stock split would be preferable to a stand-alone reverse stock split because stockholders who are not cashed-out would hold the same amount of shares after the transaction as they did before the transaction.



      The board discussed that the advantage of a reverse stock split is that, at appropriate levels, it would likely ensure reducing the number of stockholders of record to less than 300 because it would be mandatory in nature, as opposed to a tender offer which is at the discretion of the stockholder. The board noted, however, that a reverse stock split would require stockholder approval. The board discussed that a tender offer would not necessarily result in the purchase of a sufficient number of shares to reduce the number of record holders to fewer than 300 because there would not be any guarantee that enough stockholders of record would tender their shares. The board also discussed the fact that a tender offer could also lead to the possibility that a large number of shares could be tendered by the Company's stockholders, which could potentially be more costly than a reverse stock split. The board also discussed that it would be beneficial to also receive input from an investment banking firm on the merits of remaining an SEC reporting company versus deregistering and being quoted on the "pink sheets" as part of the board's process for considering any deregistration transaction.


      The independent directors of Max & Erma's again discussed the topic of deregistration at a meeting of the independent directors held in May 2004 as part of discussions of the capital structure of the Company. The independent board members decided that Max & Erma's should not decide whether to deregister as an SEC reporting company until it had a strategic plan in place and had received outside input on the impact of deregistration from a capital markets perspective.


      At a board meeting on June 8, 2004, the full board discussed the findings of the independent directors at its May 2004 meeting. As a result of the independent directors' recommendation to research the impact of deregistration from a capital markets perspective, the board decided to hold a special meeting on July 12, 2004 to discuss strategic alternatives with two investment banking firms and a consulting firm. In addition, the board asked Porter, Wright to research and present to the board on the considerations with respect to deregistering as an SEC reporting company and to explore the creation of a special committee that would hire a financial advisor to opine on the fairness of any proposed transaction to effectuate SEC deregistration.



      On July 12, 2004, the board held a special meeting to review financial strategy presentations from two investment banking firms, neither of which charged the Max & Erma's for its presentations. A consultant from Deloitte & Touche was also present at the request of the board. Each firm discussed the advantages and disadvantages of deregistering as an SEC reporting company, delisting from Nasdaq, and being quoted on the "pink sheets." The first investment banking firm advised that the advantages of a deregistration transaction included cost savings as a result of the elimination of SEC reporting, Sarbanes-Oxley compliance and Nasdaq listing fees, and reduced compliance demands on management. In addition, the first investment banking firm noted that as a result of the Company's small market capitalization, Max & Erma's does not receive certain benefits often enjoyed by larger SEC reporting companies, including analyst or research coverage, large institutional holdings, and the ability to attract a large number of market makers, which tends to increase volume and liquidity in the Company's common stock. The first investment banking firm stated that disadvantages of a deregistration transaction included the potential for reduced liquidity, increased volatility, questions regarding trading valuation and long term strategic value, a negative perception with franchisees and employees, and the possibility of a negative connotation associated with the "pink sheets."



      The second investment banking firm also noted that Max & Erma's currently experiences limited trading volume, low market capitalization, minimal institutional ownership and an absence of research coverage and analysts covering the Company. The second investment banking firm found that advantages of deregistering as an SEC reporting company included cost savings as a result of the elimination of SEC reporting, Sarbanes-Oxley compliance and Nasdaq listing fees, the ability for management to focus on the Company business instead of regulatory compliance, and that directors and officers liability exposure and directors and officers' insurance premiums may be less as a non-SEC reporting company. The second investment banking firm stated that the disadvantages of a deregistration transaction included potential for erosion of the Company's stock price, decreases in employee morale and retention, reduced leverage in any merger discussions, increased difficulty in raising additional capital, and, as a result of delisting from Nasdaq, less accurate price quotes, more liquidity, less corporate visability, and less access to the capital markets.



      The board met in executive session with the Deloitte & Touche consultant to review the presentations made by the two investment banking firms. The board extensively discussed the merits and disadvantages of SEC deregistration and decided to further discuss the issue at its next regularly scheduled board meeting at which legal counsel would make a presentation on SEC deregistration.



      On October 19, 2004, at a regularly scheduled board meeting, at the request of the board of directors, Porter, Wright provided a presentation on the considerations of deregistering as an SEC reporting company under the securities laws for the purpose of reducing costs associated with being an SEC reporting company in light of increased regulation, resulting in large part from the Sarbanes-Oxley Act of 2002 and related SEC and Nasdaq rules and regulations. Porter, Wright discussed the process for deregistering as an SEC reporting company and the methods for reducing the number of stockholders of record to less than 300 to permit SEC deregistration under the federal securities laws. Methods discussed included cash tender offer, cash-out merger, purchase of shares in the open market, and a reverse stock split (both with and without a forward stock split). See "Special Factors - Alternatives Considered" for a thorough discussion of each of these methods considered by the Board of Directors. Porter, Wright recommended a reverse stock split followed by a forward stock split as the most effective and cost efficient method for Max & Erma's to reduce the number of its record holders to below 300.



      Porter, Wright also discussed with the board the benefits and disadvantages of deregistering as an SEC reporting company and the board's fiduciary obligations when considering such action. Porter, Wright stated that benefits of deregistration included termination of obligations under the Exchange Act, including periodic reporting on Forms 10-K, 10-Q and 8-K, and
Section 16 reporting on Forms 3, 4 an 5; elimination of Section 13(d) reporting on Schedule 13D or Schedule 13G; elimination of certain costly Sarbanes-Oxley Act requirements; elimination of the SEC's proxy rules; elimination of Nasdaq listing fees and requirements; less disclosure to competitors; reduction of legal, accounting and insurance costs; additional time for management to focus on the business on the Company instead of compliance matters; reduction of administrative costs with fewer stockholders; and the presentation of an opportunity for small stockholders to cash-out without transaction costs.



      Porter, Wright also discussed the disadvantages of conducting a reverse stock split and deregistering as an SEC reporting company, including the costs of purchasing fractional shares and transaction costs; the reduced ability to raise capital in the public securities markets; the reduced ability to use stock in acquisitions; the fact that equity-based compensation plans are less attractive due to restricted stock issues; reduced liquidity for remaining stockholders; less public information for remaining stockholders; the potential stigma attached to being quoted on the "pink sheets;" the fact that the Company's stock will not be eligible for margin credit by brokers and dealers; and the fact that cashed-out stockholders have no choice in the timing of the transaction and no choice to participate in any future growth of the Company, unless they repurchase shares after the transaction.



      The board discussed the benefits and disadvantages presented by Porter, Wright extensively. The board also discussed the amount of cost savings as a primary benefit of SEC deregistration and the amount of time necessary to recoup the costs of any transaction to effectuate SEC deregistration.



      Porter, Wright also advised the board on procedural considerations for effectuating a transaction that will result in SEC deregistration, including the board's fiduciary duties to all stockholders. As part of this discussion, the board discussed that a proposed reverse stock split would not result in any significant increase in the ownership of the board members and executive officers as a group and would not effectuate a change in control or result in majority control of Max & Erma's. Notwithstanding these facts, Porter, Wright recommended that the board use a special committee consisting of non-officer, independent board members to review the proposed transaction, that the special committee retain a financial advisor to deliver a fairness opinion on the price at which cashed-out stockholders would be paid in the event that Max & Erma's effectuated a reverse stock split to reduce the number of stockholders of record, and that the special committee recommend to the full board any SEC deregistration transaction. In addition, Porter, Wright recommended that Messrs. Barnum and Niegsch, Jr. abstain from any board vote on the SEC deregistration transaction in light of their positions as executive officers of Max & Erma's and their beneficial ownership of 14.6% and 5.8%, respectively, of Max & Erma's common stock.



      After significant discussion, the board concluded that the reverse stock split followed by a forward stock split was the most viable method to conduct any proposed SEC deregistration transaction under the present circumstances, and that any such transaction, if ultimately approved by the board of directors, be conducted in such proportion or ratio as necessary to ensure that the number of stockholders of record existing after the completion of the proposed transaction be significantly less than 300. In addition, the board unanimously approved and ratified the creation of the special committee of directors to review and evaluate such proposed transaction and determine either to reject such proposed transaction or recommend that the full board consider and approve such transaction. The board also unanimously decided not to recommend a proposed transaction without the favorable recommendation of such transaction by the special committee.


      On October 19, 2004, the special committee of the board of directors met for the first time. The purpose of the meeting was to interview candidates to serve as financial advisor to the special committee in connection with the transaction. The special committee interviewed two firms, one of which was GBQ Partners. After significant discussion, the special committee decided to further review the materials presented by each firm and to hold a telephonic meeting on October 21, 2004.

      On October 21, 2004, the special committee met telephonically to choose a financial advisor to the special committee. At this meeting, after substantial discussion, the special committee chose GBQ Partners as its financial advisor because of GBQ Partners' experience and credentials in the valuation area.


      On December 14, 2004, the special committee met to review the preliminary results of GBQ Partners' valuation of Max & Erma's common stock. GBQ Partners reviewed its preliminary valuation based on two methods, the income approach, based on discounted cash flows, and the market approach, based on certain multiples and ratios of other comparable SEC reporting companies in the restaurant industry. GBQ Partners stated that it believed that the Company's future cash flow potential in addition to current market multiples are the best variables to consider when valuing Max & Erma's common stock. GBQ Partners stated that its final valuation report and opinion would be based on these two valuation techniques.



      GBQ Partners first discussed with the Committee the income approach. GBQ Partners stated that the discounted cash flow method is based on the theory that the total value of a business is the present value of its projected future cash flows, plus the present value of the terminal value. GBQ Partners stated that in order to reasonably and accurately project Max & Erma's future cash flows, it would thoroughly review the Company's historical financial statements and management's projections for the future. Based on these items, GBQ Partners would develop projections for revenues, gross profit margins, and administrative expenses (corporate overhead) over the next five years. GBQ Partners would also use estimates of future effective tax rates, capital expenditures as a percentage of revenue and working capital as a percentage of revenue growth.



      GBQ Partners explained that once the type and amount of earnings/income have been established, it would determine an appropriate capitalization/discount rate, which would be applied to the amount of earnings that have been calculated in order to determine the present value of Max & Erma's. This resulting calculated discount rate is commonly referred to as the Company's weighted average cost of capital due to the fact that it is essentially representative of both the return to debt holders and equity holders. Once the future benefit stream has been determined, GBQ Partners explained that the discount rate is applied to the future benefit stream and terminable value in order to determine the Company's present value. GBQ Partners explained the terminal cash flow is calculated by dividing the terminal cash flow by the discount rate less the Company's long-term project growth rate. The special committee discussed with GBQ Partners how the various assumptions in management's projections would be used in GBQ Partners valuation.



      GBQ Partners also discussed how SEC reporting companies comparable to Max & Erma's would be selected for the market valuation approach. GBQ Partners stated that the market approach can be conducted with two types of data, actual transactions of entire companies in the subject company's industry and sales of fractional interests (i.e., individual publicly traded shares) in the public markets. GBQ Partners explained that the acquired guideline company method would not used because of the lack of publicly available transactions involving companies similar to Max & Erma's. Thus, GBQ Partners would conduct a study of SEC reporting companies operating in the same industry as Max & Erma's, and would examine various multiples and ratios of peer companies, including earnings before taxes, depreciation and amortization ("EBTDA"), earnings before depreciation and amortization ("EBDA"), earnings and revenues, to the market value of the guideline companies' equity. GBQ Partners also would consider multiples of gross profit, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"), to the market value of the guideline companies' invested capital. The special committee discussed with GBQ Partners this market valuation approach and how the chosen multiples of these peer companies would lead to a determination of the fair value of equity of Max & Erma's.



      After GBQ Partners left the meeting, Mr. Niegsch, Jr. presented to the special committee a reverse stock split analysis based on 1 for 100, 1 for 150, and 1 for 200 reverse splits. Mr. Niegsch, Jr. discussed the costs for cashing out fractional stockholders at each of these levels and the estimated number of stockholders of record that would remain at each reverse split level. Mr. Niegsch also reported that the Company's amended and restated credit facility allows it to purchase or cash-out up to $1,000,000 of the Company's shares. The committee decided it would approve a final ratio at its next meeting.

      At the regularly scheduled board meeting on December 14, 2004, Mr. Green, chairman of the special committee, reported on the special committee meeting held earlier that morning. The board discussed extensively the status of the committee's review of the reverse stock split, the estimated cost to accomplish the transaction, and the cost savings that would be realized by SEC deregistration.


      On January 17, 2005, the special committee met again to consider the proposed transaction, consisting of the reverse stock split followed by a forward stock split, and per share cash price to be paid to stockholders who would otherwise receive less than one share in the reverse stock split. In considering the cash consideration for fractional shares, the special committee reviewed a number of factors as discussed in "Special Factors - Recommendation of the Special Committee" beginning on page __ below. The special committee also considered the findings of GBQ Partners, including GBQ Partners' valuation range of $15.77 to $16.48 per share of Max & Erma's common stock, and a per share valuation of $16.30 per share.



      After a lengthy discussion, the special committee arrived at a consensus of $16.00 per pre-split share as the cash consideration to be paid for fractional shares in the transaction. The committee also decided that the 1 for 200 ratio would be appropriate. In its discussions, the special committee noted that the $16.00 per share price was slightly less than $16.30 per share price valuation given by GBQ Partners, but that it was within GBQ's valuation range. The committee concluded that it needed to balance the best interests of the cashed-out stockholders with the best interests of the remaining stockholders. Thus, the special committee concluded that the $16.00 per share price, which represented a premium of approximately 22.7% and 21.5% over the average closing sales price of Max & Erma's common stock for the 30-day and 60-day periods, respectively, immediately prior to the meeting, was appropriate for both cashed-out stockholders and remaining stockholders.


      GBQ Partners provided the special committee with a presentation and oral opinion to the effect that, as of the date of the opinion and subject to the various assumptions and limitations set forth in its written opinion delivered to the special committee, the cash consideration of $16.00 was fair, from a financial point of view, to those stockholders receiving the cash consideration, including all unaffiliated stockholders. The cash consideration of $16.00 per share fell within GBQ Partners' valuation range of $15.77 to $16.48 per share. The full text of the opinion is attached as Appendix B. Upon conclusion of its deliberations, the special committee unanimously determined to recommend to the board of directors that the board determine (i) that both the transaction and cash consideration are advisable, fair and in the best interests of Max & Erma's and all of its stockholders, including all unaffiliated stockholders, and (ii) that the cash consideration and transaction both be approved.

      On January 17, 2005, the board of directors met to consider the proposed transaction and the cash consideration of $16.00 per pre-split share to be paid to stockholders who would otherwise receive less than one share in the reverse stock split. In considering the price for the cash consideration, the board reviewed a number of factors as discussed in "Special Factors - Recommendation of the Board of Directors; Fairness of the Proposed Transaction" beginning on page __. The board also considered the special committee's recommendation and the opinion of the special committee's financial advisor.

      With Messrs. Barnum and Niegsch abstaining, the remainder of the board unanimously voted to approve the transaction and directed that the transaction be submitted to stockholders for a vote at the upcoming Annual Meeting of Stockholders. The board recommended that stockholders approve the transaction.

PURPOSE AND REASONS FOR THE TRANSACTION

      The purpose of the transaction is to cash-out the equity interests in Max & Erma's of stockholders who, as of the effective date, hold fewer than 200 shares of common stock in any discrete account at a price determined to be fair by the entire board in order to enable Max & Erma's to deregister its common stock under the Exchange Act and thus terminate its obligation to file annual and periodic reports and make other filings with the SEC.

Summary of Reasons

      The reasons for the transaction and subsequent deregistration of Max & Erma's as an SEC reporting company include:

      - eliminating the costs and administrative burden associated with filing periodic reports and other documents under the Exchange Act with the SEC;

      - eliminating the costs and investment of management time associated with compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

      - reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests by reducing the number of small stockholder accounts;

      - affording stockholders holding fewer than 200 shares immediately before the transaction the opportunity to receive cash for their shares at a price that represents a premium of 22.7% and 21.5% over the average 30 and 60 day closing prices, respectively, before the public announcement of the proposed transaction, without having to pay brokerage commissions and other transaction costs; and

      - eliminating the competitive disadvantages associated with filing reports with the SEC and otherwise complying with the requirements under the Exchange Act.

Benefits and Cost Savings of Termination as an SEC Reporting Company

      Max & Erma's incurs direct and indirect costs associated with the filing and reporting requirements imposed on SEC reporting companies. As an SEC reporting company, Max & Erma's is required to prepare and file with the SEC, among other items, the following:

      -     Annual Reports on Form 10-K;

      -     Quarterly Reports on Form 10-Q;

      - Proxy statements and stockholder reports as required by Regulation 14A under the Exchange Act; and

      -     Current Reports on Form 8-K.

In addition, Max & Erma's also pays for the costs of its directors' and officers' Section 16(a) reports (Forms 3, 4 and 5) and Section 13(d) reports (Schedule 13D or Schedule 13G, if such director or officer is a 5% stockholder).

      The costs associated with these reports and other filing obligations are a significant overhead expense. These costs include professional fees for our auditors and legal counsel, printing and mailing costs, internal compliance costs, Nasdaq listing fees and transfer agent costs. These SEC registration-related costs have been increasing over the years, and Max & Erma's believes that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on SEC reporting companies by the recently enacted Sarbanes-Oxley Act of 2002.

      Max & Erma's also incurs substantial indirect costs as a result of, among other things, management's time expended in preparing and reviewing such filings. Because Max & Erma's has relatively few executive personnel, these indirect costs can be substantial. The annual savings that Max & Erma's expects to realize as a result of the transaction are estimated as follows:

             AREAS OF COST REDUCTION OR ELIMINATION                    AMOUNT
------------------------------------------------------------------  -------------
Reduction of Independent Auditors' Fees and Other Compliance Costs  $     150,000
Elimination of Costs of Compliance with Section 404
     of the Sarbanes-Oxley Act*                                     $     100,000
Elimination of Legal Costs Attributable to SEC Reporting            $      50,000
Elimination of Nasdaq Fees                                          $      25,000
Reduction of Transfer Agent, Printing and Mailing Costs             $       5,000
Other                                                               $      20,000
                                                                    -------------


           Total**                                                  $     350,000

____________________________

* Initial compliance with Section 404 of the Sarbanes-Oxley is estimated to cost $200,000.

** Annual savings in year one following the transaction will be approximately $450,000, as a result of the increased compliance costs for year-one compliance with Section 404 of the Sarbanes Oxley-Act. This figure does not take into account any additional costs that may be necessary to remediate any deficiencies, if any, in Max & Erma's internal controls.

      Estimates of the annual savings expected to be realized if the transaction is implemented are based upon the actual costs to Max & Erma's of the services and disbursements in each of the above categories that were reflected in its recent historical financial statements and the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributed to Max & Erma's SEC reporting company status.

      In some instances, Max & Erma's management's estimates were based on information provided by others or upon verifiable assumptions. For example, its auditors have informed Max & Erma's, informally, that there will be a reduction in auditing fees if Max & Erma's ceased to be an SEC reporting company and there will not be any fees for the auditor to attest to internal controls pursuant to
Section 404 of the Sarbanes-Oxley Act. In addition, there will be more limited needs for legal counsel for SEC matters and for a financial printer if Max & Erma's no longer files reports with the SEC.


      Other estimates were more subjective, such as: savings in transfer agent's fees that could be expected because of the estimated 70% reduction in the number of accounts to be handled by the transfer agent, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by Max & Erma's non-SEC reporting status; the need for fewer directors' and committee meetings; and the consequent reduction in associated expenses (e.g., word processing, edgarizing, telephone and fax charges associated with SEC filings, and the elimination of charges by brokers and banks to forward materials to beneficial holders).


      The estimates set forth above are just that - estimates, and the actual savings to be realized may be higher or lower than estimated above. Max & Erma's expects that if it terminates SEC registration during 2005, then a portion of the estimated savings could be realized in 2005. In addition, Max & Erma's expects the various costs associated with remaining an SEC reporting company will continue to increase as a result of enactment of the Sarbanes-Oxley Act of 2002 and regulations adopted pursuant to that legislation. Based on Max & Erma's size and resources, the board does not believe the costs associated with remaining an SEC reporting company are justified. In light of these disproportionate costs, the board believes that it is in the best interests of Max & Erma's and all of its stockholders to eliminate the administrative burden and costs associated with these small record accounts.


Other Benefits



      The cost of administering each stockholder's account and the amount of time spent by Max & Erma's management in responding to stockholder requests is the same regardless of the number of shares held in the account. Accordingly, the burden to Max & Erma's of maintaining many small accounts is disproportionately high when compared to the number of shares involved. Unlike many larger SEC reporting companies, Max & Erma's does not have employees assigned to managing investor relations. Instead, Max & Erma's executive officers respond directly to stockholder requests, and time spent fulfilling these duties limits the time that such officers are able to allocate to other aspects of managing Max & Erma's. Therefore, Max & Erma's management believes that it would be beneficial to Max & Erma's and its stockholders as a whole to eliminate the administrative burden and cost associated with the approximately 490 record stockholders accounts containing fewer than 200 shares of common stock and an estimated additional 377 beneficial holders of fewer than 200 shares of common stock.


Comparing the Benefits of Termination versus Remaining an SEC Reporting Company

      The board believes that Max & Erma's will not benefit significantly from remaining an SEC reporting company. Even as an SEC reporting company that is listed on the Nasdaq National Market, there is a very limited trading market for our shares, especially for sales of larger blocks of our shares, and stockholders derive little benefit from Max & Erma's status as an SEC reporting company that is listed on the Nasdaq National Market. During the 12-month period prior to announcement of the proposed transaction, from January 18, 2004 to January 18, 2005, the average daily trading volume on the Nasdaq National Market of Max & Erma's common stock was approximately 1,300 shares (rounded to the nearest 100 shares). Our small public float and limited trading volume have limited the ability of our stockholders to sell their shares without also reducing our trading price.

      Further, the board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using Max & Erma's stock as the consideration for any acquisition, and Max & Erma's is therefore unlikely to have the opportunity to take advantage of its current status as an SEC for these purposes. If for any reason the board of directors decides in the future to access the public capital markets, Max & Erma's could do so by filing a registration statement for such securities.


      The board also compared the benefits of the transaction with various disadvantages of the transaction. The disadvantages of the transaction are that:



- Max & Erma's working capital assets will be decreased to fund the purchase of fractional shares and the costs of the transaction;



- Max & Erma's will have less ability to raise capital in the public security markets;



- Max & Erma's will be less likely to be able to use shares of its common stock to acquire other companies;



- Max & Erma's may have less flexibility in attracting and retaining executives and employees because equity-based incentives (such as stock options) tend not to be as attractive in a non-SEC reporting company;



- remaining stockholders may experience reduced liquidity for their shares of common stock;



- Max & Erma's common stock may experience volatility as a result of being quoted on the pink sheets instead of the Nasdaq National Market, including the possibility of sharply reduced trading prices;



- as a result of being quoted in the pink sheets instead of the Nasdaq National Market, it is possible that there will be greater spreads between the bid and asked prices for the Company's common stock;



- less public information about Max & Erma's will be available after the transaction to remaining stockholders (e.g., less information with respect to officers' salaries and ownership transactions, and any transactions between Max & Erma's and management in general);



- Max & Erma's internal controls may not be examined by independent auditors; and



- stockholders who are cashed-out will not have an opportunity to liquidate their shares at a time and for a price of their choosing, and will be unable to participate in any future earnings or growth of Max & Erma's.

The board believed that the benefits of the transaction outweighed the disadvantages of the transaction.






Timing of the Transaction

      In light of the foregoing, the board believes that it is in the best interests of Max & Erma's and its stockholders, including unaffiliated stockholders, to change the status of Max & Erma's to a non-SEC reporting company at this time because the sooner the proposal can be implemented, the sooner Max & Erma's will cease to incur the expenses and burdens (which are only expected to increase in the near future) and the sooner stockholders who are to receive cash in the transaction will receive and be able to reinvest or otherwise make use of such cash payments.

ALTERNATIVES CONSIDERED

      The board considered several other alternatives to accomplish the reduction in the number of record stockholders to fewer than 300, but ultimately rejected these alternatives because the board believed that the proposed transaction consisting of a reverse stock split followed by a forward stock split structure would be the simplest and least costly method. The other alternatives considered were:

      - CASH TENDER OFFER AT A SIMILAR PRICE PER SHARE. The board did not believe that a tender offer would necessarily result in the purchase of a sufficient number of shares to reduce the number of record holders to fewer than 300 because many stockholders with a small number of shares might not make the effort to tender their shares and the cost of completing the tender offer could be significant in relation to the value of the shares that are sought to be purchased. Alternatively, if most of the holders of our common stock tendered their shares, we would be required to purchase shares from all tendering stockholders, which would result in a substantially greater cash amount necessary to complete the transaction. Regardless, a tender offer would provide no guarantee that the number of record holders would ultimately be reduced to fewer than
            300. In comparison, the transaction, if successfully completed, is likely to allow Max & Erma's to accomplish its SEC deregistration objectives.

      - CASH-OUT MERGER. The board considered and rejected this alternative because the proposed transaction would be more simple and cost-effective than a cash-out merger.

      - CONTINUED PURCHASE OF SHARES IN THE OPEN MARKET. The board rejected this alternative because it concluded it was unlikely that Max & Erma's could acquire shares from a sufficient number of record holders to accomplish the board's objectives in large part because Max & Erma's would not be able to dictate that open share purchases only be from record holders selling all of their shares. Even if enough open market purchases resulted in lowering the number of record holders to less than 300, such purchases would likely be more costly than the proposed transaction.

      - REVERSE STOCK SPLIT WITHOUT A FORWARD STOCK SPLIT. This alternative would accomplish the objective of reducing the number of record holders below the 300 threshold, assuming approval of the reverse stock split by Max & Erma's stockholders. In a reverse stock split without a subsequent forward stock split, Max & Erma's would acquire the interests of the cashed-out stockholders and the fractional share interests of those stockholders who are not cashed-out (as compared to the proposed transaction in which only those stockholders whose shares are converted to less than one whole share after the reverse stock split would have their fractional interests cashed-out; and all fractional interests held by stockholders holding more than one whole share after the reverse stock split would be reconverted to whole shares in the forward stock split). Thus, the board rejected this alternative due to the higher cost involved of conducting a reverse stock split without a forward stock split.

      - SALE OF THE COMPANY. From time to time, the board has explored the possibility of a sale of Max & Erma's. While certain efforts within the last three years led to discussions and preliminary proposals, no firm offers were received. See "Special Factors - Possible Corporate Transactions" beginning on page __.

RECOMMENDATION OF THE SPECIAL COMMITTEE

      The composition of the special committee consisted of three directors, Messrs. Green, Murphy and Robinson. Each of these directors has been deemed independent by the board of directors as independence is defined in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Exchange Act. The special committee retained GBQ Partners as its financial advisor.

      In evaluating the proposed transaction and the cash consideration, the special committee relied on its knowledge of the business, financial condition and prospects of Max & Erma's as well as the advice of it financial advisors and legal counsel. In view of the wide variety of factors considered in connection with the evaluation of the transaction and cash consideration, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered it reaching its determinations.

      The discussion herein of the information and factors considered by the special committee is not intended to be exhaustive, but is believed to include all material factors considered by the special committee. In determining that the special committee would recommend the transaction and the cash consideration to the board of directors, the special committee considered the following substantive factors in the aggregate, which in the view of the special committee, supported such determination.

      - CURRENT AND HISTORICAL PRICES OF MAX & ERMA'S COMMON STOCK. The special committee considered both the historical market prices and recent trading activity and current market prices of Max & Erma's common stock.

            The special committee reviewed the high and low sales prices for the common stock from October 27, 2002, to January 14, 2005, which ranged from $12.35 to $19.00 per share. You should read the discussion under "Market for Common Stock and Related Stockholder Matters" on page __ for more information about our stock prices. The last sales price of Max & Erma's common stock on January 18, 2005, the last trading day before we announced the transaction, was $13.25 per share.

            The special committee noted that, as a positive factor, the cash payment of $16.00 per share payable to stockholders in lieu of fractional shares represents a premium of approximately 22.7% and 21.5% over the average closing sales price of Max & Erma's common stock for the 30-day and 60-day periods, respectively, immediately prior to January 17, 2005. In addition to stockholders receiving a premium to the trading price of Max & Erma's common stock on any shares redeemed as a result of the reverse stock split, such stockholders will achieve liquidity without incurring brokerage costs.

            The special committee noted as a negative factor, however, that the cash consideration represented a 15.8% discount to Max & Erma's share price of $19.00 (the highest sales price since October 27, 2002) and a 11.2% discount to the last closing price of $18.01 one year prior to the special committee's recommendation of the transaction, but the special committee considered that such historical price data for one year prior and earlier periods was of lesser relevance than more recent trading data and in light of the premiums that the cash consideration represents over the average closing sales price of Max & Erma's common stock for the 30-day and 60-day periods immediately prior to January 17, 2005.

      - GOING CONCERN VALUE. In determining the cash amount to be paid to cashed-out stockholders in the transaction, the special committee considered the valuation of Max & Erma's and Max & Erma's shares on the basis of a going concern as presented in its financial advisor's report, without giving effect to any anticipated effects of the transaction. In considering going concern value, the special committee considered multiples of EBITDA and revenue of comparable SEC reporting restaurant companies and discounted cash flow valuations.

            Also, the special committee did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of Max & Erma's, believing that consideration of such amount was inappropriate in the context of a transaction that would not result in a change in control of Max & Erma's. In considering the going concern value of Max & Erma' shares, the special committee adopted the analyses and conclusions of its financial advisor, which indicated a share price range of

            $15.77 - $16.48 and which are described below under "Special Factors
            - Opinion and Report of the Financial Advisor" beginning on page __. Accordingly, the special committee believes that the going concern analysis supports its determination that the transaction is fair to stockholders.

      - NET BOOK VALUE. As of October 31, 2004, the net book value per common share was $5.60, and the tangible net book value per common share (excluding intangibles) was $4.94. The special committee noted that book value per common share is an historical accounting value which may be more or less than the net market value of Max & Erma's assets after payment of its liabilities, and a liquidation would not necessarily produce a higher than book value per common share. See "Special Factors - Recommendation of the Board; Fairness of the Transaction - Liquidation Value." Accordingly, the special committee believes the book value per common share supports its determination that the transaction is fair to stockholders.

      - LIQUIDATION VALUE. Although no valuation of total assets was undertaken, the special committee believes that a liquidation or other transaction designed to monetize Max & Erma's assets would likely result in recovery of a price for the Company's tangible assets that is substantially less than tangible book value. The special committee considered that the Company's non-cash assets consist primarily of accounts receivable, inventory, restaurant equipment, furniture and fixtures, buildings and leasehold improvements, and land. Restaurant equipment generally has a limited market or is attached to the restaurant premises and ordinarily generates less than book value in liquidation. Inventory would likely generate substantially less than book value in a liquidation context. In addition, the special committee believes that the sale of buildings, leasehold improvements and land would not offset indebtedness levels and the expense of satisfying lease and other contractual obligations in a liquidation. Thus, the special committee believes that the liquidation value analysis supports its determination that the transaction is fair to stockholders.

      - EARNINGS. The special committee reviewed historic earnings of Max & Erma's for the previous three years and the relevance of historic earnings to future prospects, and factored this review into the going concern analysis. For the three years ended October 31, 2004, October 26, 2003, and October 27, 2002, Max & Erma's reported net income of $1,097,455, $1,494,417 and $3,288,149, respectively. The special committee believes the earnings analysis support its determination that the transaction is fair to stockholders.

      - PRICES AT WHICH MAX & ERMA'S HAS PURCHASED SHARES SINCE OCTOBER 27, 2002. The special committee took account of the fact that in an effort to increase share value and the proportionate ownership interest of each remaining stockholder, Max & Erma's had purchased an aggregate of 70,184 shares of Max & Erma's common stock for an average of $17.58 per share during the period from October 27, 2002 to October 31, 2004 in connection with Max & Erma's ongoing stock repurchase program. See "Stock Purchases by Max & Erma's." The transaction price of $16.00 is slightly lower than the prices of purchases by Max & Erma's; however, all of the purchases (except for 27 shares repurchased in the second quarter of 2004) were made during the fourth quarter of 2003.


      - OPINION OF THE FINANCIAL ADVISOR. The special committee considered the opinion of GBQ Partners rendered to the special committee on January 17, 2005, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $16.00 per share in cash to be received the holders of common stock who will hold only fractional shares following the reverse stock split, is fair, from a financial point of view, to Max & Erma's stockholders being cashed-out. For more information about the opinion you should read the discussion below under "Special Factors
            - Opinion and Report of the Financial Advisor" beginning on page __ and a copy of the opinion of GBQ Partners attached as Appendix B to this proxy statement. The transaction price falls within the range of prices referenced in the financial advisor's opinion. Accordingly, the special committee believes the opinion of the financial advisor supports its determination that the transaction is fair to stockholders.


      - PRESENTATION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR. The special committee also considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the special committee at the meeting of the special committee on January 17, 2005.

      - LIMITED LIQUIDITY FOR MAX & ERMA'S COMMON STOCK. The special committee recognized the lack of an active trading market and the very limited liquidity of Max & Erma's common stock. The special committee considered the effects of this factor on both the stockholders who own less than 200 shares of common stock and who will receive the cash consideration and those stockholders who will remain after the transaction. With respect to the stockholders who will receive the cash consideration and cease to be stockholders, the special committee recognized that this transaction presents such stockholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value, without incurring brokerage costs. With respect to the stockholders who will remain after the transaction, the special committee noted that the effect of this transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the shares will likely be quoted on the "pink sheets."

      - FUTURE COST SAVINGS. The special committee considered that both affiliated and unaffiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by Max & Erma's to maintain its status as an SEC reporting company. Such a reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements of SEC reporting companies imposed by the Sarbanes-Oxley Act of 2002 and related SEC and Nasdaq regulations. For a full discussion of the cost savings, see "Special Factors - Purpose and Reasons for the Transaction - Benefits and Cost Savings of Termination as an SEC Reporting Company."

      - INTERESTS OF THE UNAFFILIATED STOCKHOLDERS WHO WILL REMAIN. The special committee considered the fairness of the transaction to the unaffiliated stockholders who will remain stockholders of Max & Erma's after the transaction. The special committee reasoned that that such stockholders would benefit from the cost savings associated with the elimination of expenses attributable with remaining an SEC reporting company and the time and attention currently required of management to fulfill such requirements.

      Despite the fact that no unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders and the approval of a majority of the unaffiliated holders of Max & Erma's common stock is not required, the special committee believes that the transaction is procedurally fair because, among other things:

      - the transaction is being effected in accordance with the applicable requirements of Delaware law;

      - the transaction is being submitted to a vote of Max & Erma's stockholders and is subject to approval of a majority of the outstanding shares of common stock;

      - stockholders can increase, divide or otherwise adjust their existing holdings, prior to the effective date of the transaction, so as either to retain some or all other their shares or to be cased-out with respect to some or all of their shares; and

      - stockholders who are cashed-out would likely have the option to repurchase shares of Max & Erma's in the over-the-counter markets with the cash obtained in the transaction.

      Based on the foregoing analyses, the special committee believes that the transaction is procedurally and substantively fair to all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction, and believes the proposed cash amount to be fair consideration for those stockholders holding less than 200 shares. The transaction was unanimously approved by the special committee, all members of the special committee being non-employees of Max & Erma's.

RECOMMENDATION OF THE BOARD; FAIRNESS OF THE TRANSACTION

      The board unanimously determined that the transaction, taken as a whole, is fair to, and in the best interest of Max & Erma's and its stockholders, including unaffiliated stockholders, as discussed below, regardless of whether a stockholder receives cash in lieu of fractional shares, or remains a holder of Max & Erma's common stock. The board also believes that the process for approving the transaction is procedurally fair. The board recommends that stockholders vote for approval and adoption of the transaction.

      The board has retained for itself the absolute authority to reject (and not implement) the transaction (even after approval of the transaction) if it determines subsequently that the transaction is not then in the best interests of Max & Erma's and its stockholders. If for any reason the transaction is not approved, or, if approved, is not implemented, the common stock will not be deregistered until such time as Max & Erma's otherwise is eligible to do so.

      As discussed above, the board considered alternatives to the transaction, but ultimately approved the transaction structure. Please see "Special Factors - Alternatives" beginning on page __.

      In considering whether the cash payment of $16.00 per share payable to stockholders in lieu of fractional shares in connection with the transaction is substantively fair from a financial point of view to our stockholders, the board considered, among other things, the financial analysis and opinion of GBQ Partners that was rendered to the special committee and adopted the analyses and conclusions of GBQ Partners. The board also considered the recommendation of the special committee.

      The board also considered a number of factors in determining whether it was in the best interests of, and fair to, Max & Erma's and its stockholders to undertake a transaction to reduce the number of its stockholders to fewer than 300 record holders in order to terminate the registration of its common stock under the Exchange Act. The discussion herein of the information and factors considered is not intended to be exhaustive, but is believed to include all material factors considered by the board. The board did not assign any specific weight to the factors below, and individual directors may have given differing weights to different factors. Factors considered included:

      - CURRENT AND HISTORICAL PRICES OF MAX & ERMA'S COMMON STOCK. The board considered both the historical market prices and recent trading activity and current market prices of Max & Erma's common stock.

            The board reviewed the high and low sales prices for the common stock from October 27, 2002, to January 14, 2005, which ranged from $12.35 to $19.00 per share. You should read the discussion under "Market for Common Stock and Related Stockholder Matters" on page __ for more information about our stock prices. The last sales price of Max & Erma's common stock on January 18, 2005, the last trading day before we announced the transaction, was $13.25 per share.

            The board noted that, as a positive factor, the cash payment of $16.00 per share payable to stockholders in lieu of fractional shares represents a premium of approximately 22.7% and 21.5% over the average closing sales price of Max & Erma's common stock for the 30-day and 60-day periods, respectively, immediately prior to January 17, 2005. In addition to stockholders receiving a premium to the trading price of Max & Erma's common stock on any shares redeemed as a result of the reverse stock split, such stockholders will achieve liquidity without incurring brokerage costs.

            The board noted as a negative factor, however, that the cash consideration represented a 15.8% discount to Max & Erma's share price of $19.00 (the highest sales price since October 27, 2002) and a 11.2% discount to the last closing price of $18.01 one year prior to the board's approval of the transaction, but the board considered that such historical price data for one year prior and earlier periods was of lesser relevance than more recent trading data and in light of the premiums that the cash consideration represents over the average closing sales price of Max & Erma's common stock for the 30-day and 60-day periods immediately prior to January 17, 2005.

      - GOING CONCERN VALUE. In determining the cash amount to be paid to cashed-out stockholders in the transaction, the board considered the valuation of Max & Erma's and Max & Erma's shares on the basis of a going concern as presented in the special committee's financial advisor's report, without giving effect to any anticipated effects of the transaction. In considering going concern value, the board considered multiples of EBITDA and revenue of comparable SEC reporting restaurant companies and discounted cash flow valuations.

            Also, the board did not consider the amount per share that might be realized in a sale of all or substantially all of the stock or assets of Max & Erma's, believing that consideration of such amount was inappropriate in the context of a transaction that would not result in a change in control of Max & Erma's. In considering the going concern value of Max & Erma' shares, the board adopted the analyses and conclusions of the special committee's financial advisor, which indicated a share price range of $15.77 - $16.48 and which are described below under "Special Factors - Opinion and Report of the Financial Advisor" beginning on page __. Accordingly, the board believes that the going concern analysis supports its determination that the transaction is fair to stockholders.

      - NET BOOK VALUE. As of October 31, 2004, the net book value per common share was $5.60, and the tangible net book value per common share (excluding intangibles) was $4.94. The board noted that book value per common share is an historical accounting value which may be more or less than the net market value of Max & Erma's assets after payment of its liabilities, and a liquidation would not necessarily produce a higher than book value per common share. See "Special Factors - Recommendation of the Board; Fairness of the Transaction - Liquidation Value." Accordingly, the board believes the book value per common share supports its determination that the transaction is fair to stockholders.

      - LIQUIDATION VALUE. Although no valuation of total assets was undertaken, the board believes that a liquidation or other transaction designed to monetize Max & Erma's assets would likely result in recovery of a price for the Company's tangible assets that is substantially less than tangible book value. The board considered that the Company's non-cash assets consist primarily of accounts receivable, inventory, restaurant equipment, furniture and fixtures, buildings and leasehold improvements, and land. Restaurant equipment generally has a limited market or is attached to the restaurant premises and ordinarily generates less than book value in liquidation. In addition, inventory would likely generate substantially less than book value in a liquidation context. In addition, the special committee believes that the sale of buildings, leasehold improvements and land, would not offset indebtedness levels and the expense of satisfying lease and other contractual obligations in a liquidation. Thus, the special committee believes that the liquidation value analysis supports its determination that the transaction is fair to stockholders.

      - EARNINGS. The board reviewed historic earnings of Max & Erma's for the previous three years and the relevance of historic earnings to future prospects, and factored this review into the going concern analysis. For the three years ended October 31, 2004, October 26, 2003, and October 27, 2002, Max & Erma's reported net income of $1,097,455, $1,494,417 and $3,288,149, respectively. The board believes the earnings analysis support its determination that the transaction is fair to stockholders.

      - PRICES AT WHICH MAX & ERMA'S HAS PURCHASED SHARES SINCE OCTOBER 27, 2002. The board took account of the fact that in an effort to increase share value and the proportionate ownership interest of each remaining stockholder, Max & Erma's had purchased an aggregate of 70,184 shares of Max & Erma's common stock for an average of $17.58 per share during the period from October 27, 2002 to October 31, 2004 in connection with Max & Erma's ongoing stock repurchase program. See "Stock Purchases by Max & Erma's." The transaction price of $16.00 is slightly lower than the prices of purchases by Max & Erma's; however, all of the purchases (except for 27 shares repurchased in the second quarter of 2004) were made during the fourth quarter of 2003.


      - OPINION OF THE FINANCIAL ADVISOR. The board considered the opinion of GBQ Partners rendered to the special committee on January 17, 2005, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $16.00 per share in cash to be received the holders of common stock who will hold only fractional shares following the reverse stock split, is fair, from a financial point of view, to Max & Erma's stockholders being cashed-out. For more information about the opinion you should read the discussion below under "Special Factors - Opinion and Report of the Financial Advisor" beginning on page __ and a copy of the opinion of GBQ Partners attached as Appendix B to this proxy statement. The transaction price falls within the range of prices referenced in the financial advisor's opinion. Accordingly, the board believes the opinion of the financial advisor to the special committee supports its determination that the transaction is fair to stockholders.


      - PRESENTATION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR. The board also considered the various financial information, valuation analyses and other factors set forth in the written presentation delivered to the special committee at the meeting of the special committee on January 17, 2005.

      - LIMITED LIQUIDITY FOR MAX & ERMA'S COMMON STOCK. The board recognized the lack of an active trading market and the very limited liquidity of Max & Erma's common stock. The board considered the effects of this factor on both the stockholders who own less than 200 shares of common stock and who will receive the cash consideration and those stockholders who will remain after the transaction. With respect to the stockholders who will receive the cash consideration and cease to be stockholders, the board recognized that this transaction presents such stockholders an opportunity to liquidate their holdings at a price which represented a premium to the pre-announcement market value, without incurring brokerage costs. With respect to the stockholders who will remain after the transaction, the board noted that the effect of this transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the shares will likely be quoted on the "pink sheets."

      - FUTURE COST SAVINGS. The board considered that both affiliated and unaffiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by Max & Erma's to maintain its status as an SEC reporting company. Such a reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements of SEC reporting companies imposed by the Sarbanes-Oxley Act of 2002 and related SEC and Nasdaq regulations. For a full discussion of the cost savings, see "Special Factors - Purpose and Reasons for the Transaction - Benefits and Cost Savings of Termination as an SEC Reporting Company."

      - INTERESTS OF THE UNAFFILIATED STOCKHOLDERS WHO WILL REMAIN. The board considered the fairness of the transaction to the unaffiliated stockholders who will remain stockholders of Max & Erma's after the transaction. The board reasoned that that such stockholders would benefit from the cost savings associated with the elimination of expenses attributable with remaining an SEC reporting company and the time and attention currently required of management to fulfill such requirements.

      - UNAFFILIATED REPRESENTATIVES; NON-EMPLOYEE SPECIAL COMMITTEE. No unaffiliated representative was retained to act solely on behalf of the unaffiliated stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders. The board determined that an unaffiliated stockholder representative was not necessary to ensure the procedural and substantive fairness of the transaction because it believed there was sufficient representation in the decision-making at the board and special committee levels to protect the interests of unaffiliated stockholders. The board also noted that the proposed transaction would increase ownership in Max & Erma's by the officers and directors as a group of less than one percent. In addition, the board believed that the expense of separate representatives and advisors would have been cost prohibitive.

            With respect to unaffiliated stockholders' access to Max & Erma's corporate files, the board determined that this proxy statement, together with Max & Erma's other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the transaction.

      - APPROVAL OF MAJORITY OF UNAFFILIATED HOLDERS IS NOT REQUIRED. The transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. The board determined that any such requirement would prevent affiliated stockholders from participating in considering the proposed transaction. As affiliated stockholders beneficially own approximately 28.3% of Max & Erma's as of December 31, 2004, and the transaction will not result in any change in control of Max & Erma's, the board did not believe the participation of affiliated stockholders in voting upon the transaction was unfair to non-affiliated stockholders.

      Despite the fact that no unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders and the approval of a majority of the unaffiliated holders of Max & Erma's common stock is not required, the board also believes that the transaction is procedurally fair because, among other things:

      - the transaction is being effected in accordance with the applicable requirements of Delaware law;

      - the transaction is being submitted to a vote of Max & Erma's stockholders and is subject to approval of a majority of the outstanding shares of common stock;

      - stockholders can increase, divide or otherwise adjust their existing holdings, prior to the effective date of the transaction, so as either to retain some or all other their shares or to be cased-out with respect to some or all of their shares; and

      - stockholders who are cashed-out would likely have the option to repurchase shares of Max & Erma's in the over-the-counter markets with the cash obtained in the transaction.

      At the board's meeting on January 17, 2005, Mr. Green, chairman of the special committee, reviewed the GBQ Partners' fairness opinion with the board and presented a summary of the principal financial analyses supporting their financial opinion. The board had an opportunity to ask questions and discuss each of the analyses individually. Although it is difficult to determine what the board as a whole or any individual board member concluded from any one particular analysis, certain issues were discussed at length. Additionally, in determining the $16.00 per share price to be paid in the transaction, the board considered the premium it represented over the market price prior to the announcement of the transaction. While Max & Erma's common stock traded at both higher and lower levels in recent months, the board believes that the consideration being offered takes into account the risk borne by stockholders for potentially large upward and downward percentage movements in Max & Erma's common stock on a low volume of trading. After careful consideration of these factors, the board concluded that $16.00 per share was not only a fair price to stockholders being cashed-out, but also to stockholders remaining after the transaction.

      The board also considered the fact that, in addition to the deregistration of Max & Erma's common stock under the Exchange Act as a result of the transaction, the common stock would cease to be quoted on the Nasdaq National Market. The board determined, however, that the current limited market for Max & Erma's common stock provides little benefit to Max & Erma's stockholders.

      Based on the foregoing analysis, the board believes that the transaction is procedurally and substantively fair to all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the transaction. Five of Max & Erma's seven directors are not employees of the Company. The transaction was approved by the board, including all non-employee directors, with Messrs. Barnum and Niegsch abstaining from the vote.

OPINION OF THE FINANCIAL ADVISOR


      The special committee of the board of directors retained GBQ Partners to act as financial advisor in connection with the proposed transaction. Prior to its retention on October 21, 2004, GBQ Partners had no material relationship with Max & Erma's. GBQ Partners received a fee of $25,000 from Max & Erma's in connection with acting as financial advisor to the special committee of the board of directors.



      On January 17, 2005, GBQ Partners delivered an oral opinion to the special committee, followed by a written opinion as of the same date, that as of the date of such opinion, the cash consideration of $16.00 per share was fair, from a financial point of view, to those stockholders receiving the cash consideration, including unaffiliated stockholders. The full text of the GBQ Partners opinion is attached to this proxy statement as Appendix B.



      In rendering its opinion, GBQ Partners relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information reviewed by GBQ Partners that was publicly available or furnished to GBQ Partners by or on behalf of the Company, and further relied upon the assurances of management and representatives of Max & Erma's that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. GBQ Partners also assumed that the financial information that it examined and relied upon for the purpose of its analysis was reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Max & Erma's. GBQ Partners expressed no opinion with respect to such financial information or the assumptions on which they were based and GBQ Partners did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Max & Erma's, nor was GBQ Partners furnished with any such evaluations or appraisals.



      Further, the full text of the GBQ Partners opinion describes the information reviewed by GBQ Partners and briefly described the qualifications of GBQ Partners to render an opinion as to the fairness, from a financial point of view, of the cash consideration to those stockholders receiving the cash consideration of $16.00 per share.



      While GBQ Partners rendered its opinion and provided certain financial analyses to the special committee, their opinion was only one of many factors taken into consideration by the special committee in making its recommendation to the board of directors. GBQ Partners did not recommend to the special committee the amount of consideration that should be paid in the proposed reverse stock split transaction or other terms thereof. The board of directors determined the amount of consideration to be paid in connection with the reverse stock split on the recommendation of the special committee. The decision to recommend and pursue the proposed transaction and reverse stock split was solely that of the special committee and the board of directors.


      In preparing its opinion, GBQ Partners performed a variety of analyses, which are described below. In arriving at its opinion, GBQ Partners considered the results of all such analyses as a whole and did not attribute any particular weight to any specific analysis or factor. As such, consideration of only a portion of the analyses could create an incomplete view of the processes underlying GBQ Partners' opinion.


      In performing its analyses, GBQ Partners made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Max & Erma's. The analyses performed by GBQ Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of GBQ Partners' analysis of the fairness of the cash consideration, including unaffiliated stockholders, and to those stockholders who will remain stockholders of Max & Erma's after the transaction, including unaffiliated stockholders, and were delivered to the special committee in connection with the delivery of GBQ Partners' opinion. The analysis does not purport to reflect the price at which Max & Erma's might actually be sold. GBQ Partners used in its analyses various projections of results of operations prepared by management of Max & Erma's. The projections are based on numerous variables and assumptions that are inherently unpredictable and may not occur as projected. Accordingly, actual results could vary significantly from those set forth in such projections.



      GBQ Partners' valuation was based on two methods, the income approach, based on discounted cash flows, and the market approach, based on certain multiples and ratios of other comparable SEC reporting companies in the restaurant industry. GBQ Partners stated that the Company's future cash flow potential in addition to current market multiples are the best variables to consider when valuing Max & Erma's common stock. The following paragraphs summarize the quantitative and qualitative analyses performed by GBQ Partners in arriving at the opinion delivered to the special committee.

The Market Approach - Analysis of Certain SEC Reporting Companies



      The market approach relies on the principle of substitution, whereby a prudent buyer would pay no more for a property than it would cost to acquire a substitute property with the same utility. In other words, the market approach estimates value through analysis of similar SEC reporting companies. The market approach can be conducted with two types of data, actual transactions of entire companies in the subject company's industry and sales of fractional interests (i.e., individual publicly traded shares) in the public markets. The former is referred to as the acquired guideline company method, whereas the latter is referred to as the publicly traded guideline company method. GBQ Partners did not use the acquired guideline company method because of the lack of publicly available transactions involving companies similar to Max & Erma's.



      In selecting guideline companies for the publicly traded guideline company method, consideration was given to the size, growth, financial condition and operating performance, among other factors, of both Max & Erma's and the selected guideline companies. Using publicly available information, GBQ Partners reviewed the stock prices, market multiples and certain other characteristics for certain companies in the restaurant industry, focusing on those companies of comparable size and clientele base (i.e., companies that offer a similar "dining experience" and have comparable "revenue per check" averages). None of these companies are identical to Max & Erma's. The companies included in this analysis were Applebee's International, Inc., Ruby Tuesday, Inc., RARE Hospitality International, Inc., Lone Star Steakhouse & Saloon, Inc., Red Robin Gourmet Burgers, Inc., O'Charley's Inc., BJ's Restaurants, Inc., Total Entertainment, Inc., and Main Street Restaurant Group, Inc. Multiples concerning the total capitalization of these guideline companies were then be developed and applied to the corresponding financial measures of Max & Erma's to determine an indicated value of its stock.



      Once the nine companies were chosen by GBQ Partners as appropriate guideline companies, various multiples were calculated by GBQ Partners and evaluated statistically to find the multiples that most accurately predict the market value of equity or invested capital of the group of companies. GBQ Partners considered multiples of earnings before taxes, depreciation and amortization ("EBTDA"), earnings before depreciation and amortization ("EBDA"), earnings and revenues, to the market value of the guideline companies' equity. GBQ Partners also considered multiples of gross profit, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"), to the market value of the guideline companies' invested capital.



      A guideline company's price was defined as the market value of equity ("MVE"), which was calculated by multiplying each guideline company's stock price as of the valuation date, by the weighted number of diluted shares outstanding for the most recent quarter leading up to the valuation date. Market value of invested capital ("MVIC") is defined as the market value of equity plus interest-bearing debt. GBQ Partners then calculated the ratios of the four figures (EBTDA, EBDA, earnings and revenue) to their MVE and the ratios of the three figures (gross profit, EBIT and EBITDA) to their MVIC.



      These ratios were then evaluated statistically, comparing qualitative and quantitative factors between Max & Erma's and the guideline companies. Quantitative factors are number based measures while qualitative factors look at substantive qualities of the Company that cannot be portrayed with a dollar amount or ratio. The quantitative analysis essentially compares Max & Erma's to the guideline companies in regards to mean and median results. When analyzing the results of Max & Erma's to the industry in each quantitative category, Max & Erma's rested in the lower part of the range. Quantitative comparisons were somewhat mixed but were ultimately negative. Given the analysis outlined above, GBQ Partners chose multiples for the seven ratios. Due to the fact that higher cost of sales in 2003 and 2004 caused pre-depreciation metrics such as earnings and EBIT for Max & Erma's to be depressed, both multiples were left out in calculating an indication of value. The chosen multiples produced the result that the fair value of equity of Max & Erma's was $48.980 million (including the effect of exercisable options).



The Market Approach - Analysis of Recent Acquisition Transactions



      GBQ Partners did consider using recent acquisitions of other entities in Max & Erma's SIC Code of 5812 (Eating Places) as part of its valuation analysis. Because there was only one transaction in Max & Erma's SIC Code involving a comparable sized company during 2004, GBQ Partners decided not to use recent acquisitions as a method of determining value due to a lack of data for the industry.

The Income Approach - Analysis of Discounted Cash Flows



      The income approach using discounted cash flows is based on the theory that the total value of a business is the present value of its projected future cash flows, plus the present value of the terminal value. The assumptions underlying the cash flow projections were formulated by GBQ Partners using two different growth forecasts from the Company's management and a detailed historical financial statement review. GBQ's revenue projections were based on assuming growth of three restaurants in the first two projected years, four new restaurants in 2007 and 2008, and five new restaurants in 2009. Based on a growth rate of approximately 2.0% in historical revenue per restaurant results, revenue projections for the entire Company were developed. Specifically, GBQ Partners projected revenue to grow by 4.7% in 2005, 5.9% in 2006, 6.9% in 2007, 6.1% in 2008, and 7.2% in 2009. GBQ Partners projected cost of goods sold to improve from 88.7% of revenue in 2005 to 88.0% of revenue by 2008. GBQ Partners also projected administrative expenses (corporate overhead) to be 8.3% of revenue in 2005 and 8.0% of revenue for each year thereafter. GBQ Partners used an effective tax rate of 35%. The applied tax rate was based on industry data that GBQ Partners believed would be indicative of future operations. Based on projections of growth in total restaurants and other capital additions, depreciation and capital expenditure projections were factored into the projected cash flows. In addition, GBQ Partners reduced the projected cash flows for additional working capital requirements. Based on the Company's historical working capital to revenue ratios, cash flows were reduced by 3.5% of revenue growth for additional working capital.



      The cash flows, as well as a terminal value, were discounted to the net present value utilizing a weighted average cost of capital and a terminal value capitalization rate. The weighted average cost of capital accounts for both required rates of return for equity and debt holders. Utilizing the Capital Asset Pricing Model, the cost of equity was calculated to be 15.89%. Based on interest rates and Max & Erma's debt covenants as of the Valuation Date, the cost of debt was calculated to be 4.55%. GBQ Partners utilized the Company's own capital structure to determine the appropriate weighting of the cost of equity and cost of debt. In other words, the weighting between the cost of equity and the cost of debt is intended to mirror the weighting between the calculated value of equity and the value of debt in the company (as a percent of total invested capital). Following an iterative process to determine an appropriate weighting, GBQ Partners assigned a weight of 56% to the cost of equity and a weight of 44% to the cost of debt, resulting in a discount rate of 11%. The terminal value was calculated by GBQ Partners by dividing the terminal cash flow by the discount rate less the Company's long-term projected growth rate of 3%, providing a terminal capitalization rate of 8%.



      The present value of the Company's interim cash flows was then added to the terminal value to arrive at the present value of Max & Erma's projected future cash flows. The income approach indicated that the fair value of equity of Max & Erma's was $42.980 million (including the effect of exercisable options).


Conclusion of Value


      GBQ Partners weighted both the "market approach" and the "income approach" evenly in arriving at a valuation range of $15.77 to $16.48 per share, and a per share amount of $16.30. The following table demonstrates GBQ Partners' conclusion of value:

    MAX & ERMA'S RESTAURANT INC. CONCLUSION OF VALUE AS OF DECEMBER 31, 2004
                        IN 000'S (EXCEPT PER SHARE DATA)



                                                INDICATED             WEIGHTED
          APPROACH TO EQUITY VALUE                VALUE    WEIGHTING   VALUE
----------------------------------------------  ---------  ---------  --------
Income Approach
      Discounted Cash Flow Method               $ 39,000      50%     $ 19,500

Market Approach
      Publicly Traded Guideline Company Method  $ 45,000      50%     $ 22,500



                                            INDICATED VALUE              42,000
                Estimated proceeds from exercisable options               3,980
                                                                  -------------

FAIR VALUE (EQUITY) OF MAX & ERMA'S AS OF DECEMBER 31, 2004              45,980

         Outstanding shares (including exercisable options)           2,820.979
                                                                  -------------

                                            VALUE PER SHARE       $       16.30
                                                                  =============

                                   OR A REASONABLE RANGE OF       $       15.77
                                                                           -TO-
                                                                  $       16.48
                                                                  =============


Other Information

      GBQ is the largest independently owned accounting and business consulting firm in Columbus, Ohio. In addition to valuation services, GBQ performs assurance, tax and other consulting services for a wide variety of businesses. Pursuant to its engagement letter with the special committee of Max & Erma's, GBQ Partners will receive a fee equal to $25,000 plus reimbursement of reasonable expenses. Max & Erma's has also agreed to indemnify GBQ Partners against certain liabilities, including liabilities arising under the federal securities laws.


      Only the special committee of the board of directors of Max & Erma's is entitled to rely on the opinion of GBQ Partners. Max & Erma's has no knowledge of whether GBQ Partners intends to assert the substance of its disclaimer as a defense to shareholder claims arising under the proposed transaction under Delaware state law. Delaware law has not addressed the availability of such a defense by an advisor, consequently, the issue would have to be resolved by a Delaware court of competent jurisdiction. The availability or non-availability of such a defense by an advisor will have no effect on the rights and responsibilities of the board of directors of Max & Erma's under Delaware law, or the rights and responsibilities of the board of directors or the advisor under federal securities law.


CERTAIN EFFECTS OF THE TRANSACTION

      The transaction will have various effects on Max & Erma's, the affiliated stockholders and the unaffiliated stockholders, which are described in the applicable sections below:

Effects on Max & Erma's

      If approved at the Annual Meeting, the transaction will have various effects on Max & Erma's, as described below:

      - REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING SHARES. Max & Erma's believes that the transaction will reduce the number of record stockholders from approximately 700 to approximately 210. As noted earlier, in addition to the approximately 23,000 shares held by stockholders of record with fewer than 200 shares in their account, Max & Erma's assumes that beneficial owners of approximately 30,000 additional shares will receive cash for their shares in the transaction. Accordingly the number of outstanding shares of common stock will decrease from 2,508,829 shares, as of December 31, 2004, to approximately 2,455,829 shares.

      - DECREASE IN BOOK VALUE PER SHARE. As a result of the approximately 53,000 pre-split shares of common stock expected to be cashed-out at $16.00 per share for a total cost (including expenses) of $1,050,000:

            - aggregate stockholders' equity of Max & Erma's as of October 31, 2004, will be reduced from approximately $14,056,220 on a historical basis to approximately $13,006,000 on a pro forma basis; and

            - the book value per share of common stock as of October 31, 2004, will be reduced from $5.60 per share on a historical basis to approximately $5.30 per share on a pro formal basis.

      - TERMINATION OF EXCHANGE ACT REGISTRATION. Max & Erma's common stock is currently registered under the Exchange Act. Max & Erma's plans to file a Form 15 with the SEC following the transaction to terminate this registration if its common stock is no longer held by 300 or more stockholders of record. Termination of registration of Max & Erma's common stock under the Exchange Act would substantially reduce the information Max & Erma's is required to furnish to its stockholders and to the SEC. It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, Section 16(a) reporting for officers, directors, and 10% stockholders, proxy statement disclosure in connection with stockholder meetings, and the related requirement of an annual report to stockholders, no longer applicable. Max & Erma's intends to apply for such termination as soon as practicable following the transaction.

      - EFFECT ON MARKET FOR COMMON STOCK. Max & Erma's common stock is currently traded on the Nasdaq National Market. Max & Erma's expects that after the transaction, its common stock will be delisted from the Nasdaq National Market. This delisting, together with the reduction in public information concerning Max & Erma's as a result of its no longer being required to file reports under the Exchange Act, could further reduce the liquidity of the common stock. Any trading in Max & Erma's common stock after the transaction and deregistration of the common stock will only occur in the over-the-counter markets or in privately negotiated sales, and Max & Erma's common stock will likely only be quoted in the "pink sheets."

      - FINANCIAL EFFECTS OF THE TRANSACTION. Max & Erma's expects that it will use approximately $1,050,000 of cash to complete the transaction, including transaction costs, and that this use of cash will not have any materially adverse effect on our liquidity, results of operation, or cash flow. Because Max & Erma's does not know the exact amount of shares that will be cashed-out, it can only estimate the total amount to be paid to stockholders in the transaction. Max & Erma's has sufficient cash and short term cash equivalents to fund the transaction. See also "Special Factors - Source of Funds and Financing of the Transaction."

Effects on Affiliated Stockholders

      The transaction will have various effects on stockholders who are affiliates of Max & Erma's, as described below. As used in this proxy statement, the term "affiliated stockholder" means any stockholder who is a director or executive officer of Max & Erma's, and the term "unaffiliated stockholder" means any stockholder other than an affiliated stockholder. The effects of the transaction to an affiliated stockholder will vary based on whether or not all or any portion of the affiliated stockholder's shares will be cashed-out in the transaction. All affiliated transaction participants, except Mr. Robinson, will retain beneficial ownership of Max & Erma's shares following the transaction. The determination of whether or not any particular shares of Max & Erma's common stock will be cashed-out in the transaction will be based on whether the holder of those shares hold either fewer than 200 shares or 200 or more shares. Because an affiliated stockholder may beneficially own both shares held by more than one holder of shares, an affiliates may beneficially own both shares that will be cashed-out in the transaction and shares that will remain outstanding in the transaction.

      - CASHED-OUT AFFILIATED STOCKHOLDERS. Affiliated stockholders owning fewer than 200 shares immediately prior to the effective time of the transaction will, upon consummation of the transaction:

            -     receive $16.00 in cash, without interest, per share;

            - no longer have any equity interest in Max & Erma's and, therefore, will not participate in its future potential earnings or growth, if any; and

            - be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the transaction or recognize loss for tax purposes depending upon the purchase price of their stock.

      - REMAINING AFFILIATED STOCKHOLDERS. Potential effects on affiliated stockholders who remain as stockholders after the transaction include:

            - Reduced Reporting Requirements for Officers and Directors. The directors and executive officers will no longer be subject to the reporting and short-swing profit provisions under the Exchange Act with respect to changes in their beneficial ownership of Max & Erma's common stock.

            - Decreased Book Value Per Share. The book value per share of common stock as of October 31, 2004, will be decreased from $5.60 per share on a historical basis to approximately $5.30 per share on a pro forma basis.

            - Decreased Liquidity. The liquidity of the shares of common stock held by stockholders may be further reduced by the transaction due to the expected termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the Nasdaq National Market. Any trading in our common stock after the transaction will only occur in the over-the-counter markets or in privately negotiated sales, and Max & Erma's common stock will likely only be quoted in the "pink sheets." There can be no assurance of any market for Max & Erma's stock after the transaction.

Effects on Unaffiliated Stockholders

      The transaction will have various effects on stockholders who are not affiliates of Max & Erma's, as described below. The effects of the transaction to an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder's shares will be cashed-out in the transaction.

      - CASHED-OUT UNAFFILIATED STOCKHOLDERS. Unaffiliated Stockholders owning fewer than 200 shares immediately prior to the effective time of the transaction will:

            -     receive $16.00 in cash, without interest, per share;

            - no longer have any equity interest in Max & Erma's and, therefore, will not participate in its future potential earnings or growth, if any; and

            - be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the transaction or recognize loss for tax purposes depending upon the purchase price of their stock.

      - REMAINING UNAFFILIATED STOCKHOLDERS. Potential effects on unaffiliated Max & Erma's stockholders who remain as stockholders after the transaction include:

            - DECREASED ACCESS TO INFORMATION. If the transaction is effected, Max & Erma's intends to terminate the registration of its common stock under the Exchange Act. As a result, Max & Erma's will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Similarly, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16 of the Exchange Act.

            - DECREASED LIQUIDITY. The liquidity of the shares of common stock held by stockholders may be further reduced by the transaction due to the expected termination of the registration of the common stock under the Exchange Act and the delisting of the common stock from the Nasdaq National Market. Any trading in our common stock after the transaction will only occur in over-the-counter markets or in privately negotiated sales, and Max & Erma's common stock will likely only be quoted in the "pink sheets." There can be no assurance of any market for Max & Erma's stock after the transaction.

            - DECREASED BOOK VALUE PER SHARE. The book value per share of common stock as of October 31, 2004, will be decreased from $5.60 per share on a historical basis to approximately $5.30 per share on a pro forma basis.

            - INCREASED SHARE OWNERSHIP OF OFFICERS AND DIRECTORS. As a result of the transaction, Max & Erma's expects that the percentage ownership of Max & Erma's officers and directors as a group will increase from 28.3% to 28.8%. For more information see "Interests of Officers and Directors in the Transaction" below.

INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION

      Max & Erma's refers you to the information under the heading "Security Ownership of Management" for information regarding our current officers and directors and their stock ownership in Max & Erma's. As a result of the transaction, Max & Erma's expects that:

      - the percentage of common stock of Max & Erma's beneficially owned by current executive officers and directors of Max & Erma's as a group, will increase from 28.3% to approximately 28.8%;

      - the collective book value as of October 31, 2004, of the Max & Erma's common stock held by Max & Erma's current executive officers and directors, as a group, will decrease from $3,487,000 on a historical basis to approximately $3,300,000 on a pro forma basis; and

      - the collective pro rata interest of Max & Erma's current executive officers and directors, as a group, in the net earnings of Max & Erma's for the fiscal year ended October 31, 2004, will increase from $272,164 on a historical basis (based on the number of shares owned by such executive officers and directors as of the record date) to $278,246 on a pro forma basis (based on the number of shares Max & Erma's anticipates such officers and directors will hold immediately after the transaction).

CONDUCT OF MAX & ERMA'S BUSINESS AFTER THE TRANSACTION

      Following the transaction, Max & Erma's will continue to conduct its existing restaurant operations in the same manner as now conducted. The directors and executive officers immediately prior to the transaction are expected to remain the directors and executive officers of Max & Erma's after the transaction.

      The shares of Max & Erma's common stock with respect to which Max & Erma's will pay $16.00 in cash, per share, will be cancelled after the transaction and will be included in Max & Erma's authorized but unissued shares and would be available for issuance in the future.

      Other than as disclosed in this proxy statement, Max & Erma's has no plans to issue additional shares of common stock other than shares that may be issued pursuant to the exercise of outstanding stock options prior to the transaction.

CONDITIONS TO THE COMPLETION OF THE TRANSACTION

      The transaction will not be effected unless and until Max & Erma's stockholders approve the transaction and the board of directors determines that:

      - Max & Erma's has available funds necessary to pay for the fractional shares resulting from the transaction;

      - Max & Erma's has sufficient cash reserves to continue to operate its business;

      - no event has occurred or is likely to arise that might have a materially adverse effect on Max & Erma's; and

      -     the transaction will reduce the number of stockholders below 300.


In addition, the board may decide to abandon the transaction (even after stockholder approval) at any time prior to its consummation if the board believes that such action would be in the best interests of Max & Erma's and its stockholders. Assuming that these conditions are satisfied, Max & Erma's, as promptly as reasonably practicable, will file the amendment to its Restated Certificate of Incorporation with the Delaware Secretary of State and thereby effect the transaction. In that case, the approximate record date for effectuating the transaction will be [May __, 2005]. If Max & Erma's does not effect the transaction, Max & Erma's will continue as a company with its common stock registered under the Exchange Act, and the common stock will continue to be traded on the Nasdaq National Market.


SOURCE OF FUNDS AND FINANCING OF THE TRANSACTION

      Max & Erma's expects that it will use approximately $1,050,000 to complete the transaction, including fees and expenses, and that this use of cash will not have any materially adverse effect on our liquidity, results of operation, or cash flow. Because Max & Erma's does not know the exact amount of shares that will be cashed-out, it can only estimate that the total amount to be paid to stockholders in the transaction will be approximately $850,000. Max & Erma's has sufficient cash and short term cash equivalents to fund the transaction.

      Max & Erma's estimates that the transaction related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants, and other related charges will total approximately $200,000, assuming the transaction is completed. This amount consists of the following estimated fees:

                                  DESCRIPTION                         AMOUNT
                                  -----------                         ------
Advisory fees and expenses.................................          $ 25,000
Legal fees and expenses....................................          $125,000
Accounting fees and expenses...............................          $ 15,000
Printing, solicitation and mailing costs...................          $ 15,000
Miscellaneous Costs........................................          $ 20,000

           Total...........................................          $200,000

ANTICIPATED ACCOUNTING TREATMENT

      Max & Erma's anticipates that it will account for the purchase of outstanding Max & Erma's common stock in the transaction from stockholders as retired stock.

POSSIBLE CORPORATE TRANSACTIONS

      From time to time, Max & Erma's engages in informal discussions with other parties about possible corporate transactions. In July 2002, the board of directors engaged an investment banking firm in an effort to explore a sale of Max & Erma's. Preliminary negotiations and due diligence were conducted with several parties; however, no firm offers were received, and, as a result, Max & Erma's terminated this process in March 2003. Max & Erma's does not have any current plans, proposals or arrangements to enter into any such sale transactions after the reverse stock split is effected. Nevertheless, Max & Erma's routinely engages in the evaluation of such transactions and opportunities and may enter into such transactions in the future.

U.S. FEDERAL INCOME TAX CONSEQUENCES

      Summarized below are the material federal income tax consequences to Max & Erma's and its stockholders resulting from the transaction. This summary is based on existing federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. Many types of stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules including, but not limited to, stockholders who received Max & Erma's common stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

      This summary assumes that you are one of the following:

      -     a citizen or resident of the United States;

      - a corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

      - an estate the income of which is subject to federal income taxation regardless of its sources;

      - a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

      - any other person whose worldwide income and gain is otherwise subject to federal income taxation on a net basis.

This summary also assumes that you have held and will continue to hold your shares as capital assets.

NO RULING FROM THE INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL WILL BE OBTAINED REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDERS OF MAX & ERMA'S IN CONNECTION WITH THE TRANSACTION. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

The Transaction

      We believe that the transaction will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to Max & Erma's.

Federal Income Tax Consequences to Stockholders, Including Affiliates, Who Are Not Cashed-out in the Transaction

      If you continue to hold Max & Erma's common stock immediately after the transaction, and you receive no cash as a result of the transaction, you will not recognize any gain or loss in the transaction and will have the same adjusted tax basis and holding period in your Max & Erma's common stock as you had in such stock immediately prior to the transaction.

Federal Income Tax Consequences to Stockholders, Including Affiliates, Who Both Receive Cash and Own, or Are Considered to Own for Federal Income Tax Purposes, Max & Erma's Common Stock After the Transaction

      In some instances you may be entitled to receive cash in the transaction for shares you hold in one capacity, but continue to hold shares in another capacity. For example, you may own less than 200 shares in your own name (for which you will receive cash) and own more than 200 shares that are held in your brokerage account in street name. Alternatively, for federal income tax purposes you may be deemed to own shares held by others. For instance, if you own less than 200 shares in your own name (for which you will receive cash) and your spouse owns more than 200 shares (which will continue to be held following the completion of the transaction), the shares owned by your spouse will be attributable to you. As a result, in some instances the shares you own in another capacity, or which are attributed to you, may remain outstanding. In determining whether you are deemed to continue to hold stock immediately after the transaction, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you have an interest (such as trusts and estates of which you are a beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire).

      If you both receive cash as a result of the transaction and continue to hold Max & Erma's common stock either directly or through attribution, you will recognize gain, if any, in an amount not to exceed the amount of cash received. Generally no loss will be recognized. The receipt of cash will be characterized as either a dividend or as a payment received in exchange for the stock. The transaction will be taxed as a dividend unless the payment:

      - is not essentially equivalent to a dividend with respect to you as determined under Section 302(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

      - is a substantially disproportionate redemption of stock with respect to you as determined under Section 302(b)(2) of the Code; or

      - results in the complete termination of your interest in Max & Erma's under Section 302(b)(3) of the Code (which would be possible if you ceased to own any shares directly and if the only shares attributed to you were from a family member and you properly waive family attribution).

      If you satisfy one of these tests, you will recognize income in an amount equal to the excess of the cash received for your shares over your adjusted basis in those shares, and this income will be characterized as capital gain.

      If you fail to satisfy one of these tests, then the cash received will be treated as a dividend to you to the extent of your ratable share of Max & Erma's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain.

      If you, or a person or entity whose ownership of Max & Erma's shares would be attributed to you, will continue to hold Max & Erma's common stock immediately after the transaction, you are urged to consult with your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

Federal Income Tax Consequences to Cashed-out Stockholders, including Affiliates, Who do not Own, and Are Not Deemed to Own, Max & Erma's Common Stock After the Transaction

      If you receive cash as a result of the transaction and do not own, and are not deemed to own Max & Erma's common stock immediately after the transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your adjusted tax basis in such stock.

Capital Gain and Loss

      For individuals, capital gain recognized on the sale of capital assets that have been held for more than 12 months (to the extent they exceed capital losses) generally will be subject to tax at a federal income tax rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, the capital losses of individuals may only be deducted to the extent of the individual's capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains. Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may be carried back three years and carried forward five years.

Dividend

      For individuals, if any portion of the cash received is treated as a dividend under the rules described above, the dividend generally will be subject to tax at a federal income tax rate not to exceed 15%, provided that the individual satisfies the holding period requirement.

Backup Withholding

      Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective time of the transaction. Failure to provide such information may result in backup withholding.

      As explained above, the amounts paid to you as a result of the transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstance.

REGULATORY APPROVALS

      Max & Erma's is not aware of any material governmental or regulatory approval required for completion of the transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Delaware.

NO APPRAISAL OR DISSENTERS' RIGHTS


      Stockholders do not have appraisal or dissenters' rights under Delaware state law or Max & Erma's Certificate of Incorporation or By-laws in connection with the transaction. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. Rights or actions that exist under state law may include claims for breach of fiduciary duty (including breach of the duty of care, duty of loyalty, or duty of candor), waste, fraud, lack of authority, or claims that the transaction is unfair.

ADJOURNMENT OF MEETING

      Although it is not expected, the Annual Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the Annual Meeting may be made without notice, other than by announcement made at the Annual Meeting, by approval of the holders of a majority of the shares of Max & Erma's common stock presented in person or represented by proxy at the Annual Meeting, whether or not a quorum exists. Max & Erma's is soliciting proxies to grant the authority to vote in favor of adjournment of the Annual Meeting. In particular, such authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of such adoption of the transaction. Max & Erma's board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

RESERVATION OF RIGHTS

      The board has retained for itself the absolute authority to reject (and not implement) the transaction (even after approval thereof) if it determines subsequently that the transaction is not then in the best interests of Max & Erma's and its stockholders.

EXAMPLES

      In general, the transaction can be illustrated by the following examples:

       HYPOTHETICAL SCENARIO                                              RESULT
       ---------------------                                              ------
Mr. Smith is a registered stockholder    Instead of receiving fractional shares of common stock immediately after the
who holds 50 shares of Max & Erma's      reverse stock split, Mr. Smith will receive cash in the amount of $16.00 for
common stock of record in his name at    each of the 50 shares of Max & Erma's common stock held prior to the
the effective time of the transaction.   reverse stock split. (Note:  If Mr. Smith  wants to continue to invest in Max &
Mr. Smith holds no other shares.         Erma's, he can buy at least 150 more shares of Max & Erma's common stock
                                         (and such shares are held of record in his name so that it is readily apparent that he owns more than 200 shares).  Mr. Smith would have to act far enough in advance of the effective time of the transaction so that the purchase is completed and registered on the books of Max & Erma's before the effective time.)

     HYPOTHETICAL SCENARIO                                               RESULT
     ---------------------                                               ------
Ms. Jones holds 100 shares of Max &      Max & Erma's intends to treat stockholders holding common stock in street
Erma's in a brokerage account at the     name through a nominee (such as a bank or broker) in the same manner as
effective time of the transaction.       stockholders whose shares are registered in their own names.   Nominees will
Ms. Jones holds no other shares.         be instructed to effect the transaction for their beneficial holders.  Nominees may have different procedures, however, and stockholders holding common stock in street name should contact their nominees.  Ms. Jones will receive cash in the amount of $16.00 for each of the 100 shares of Max & Erma's common stock held prior to the reverse stock split.

    HYPOTHETICAL SCENARIO                                             RESULT
    ---------------------                                             ------
Mr. Williams holds 175 shares            Max & Erma's will presume that all of the shares are held by a holder of fewer
of Max & Erma's common                   than 200 shares and Mr. Williams will receive cash in the amount of $16.00
stock of record in his name              for each of the 350 shares of Max & Erma's common stock held prior to the
and 175 shares in a brokerage            reverse stock split. (Note:  If Mr. Williams  wants to continue to invest in Max
account at the time of the               & Erma's, he can transfer at least 25 shares out of his brokerage account so
transaction. Mr. Williams                that they are also held of record in his name.  Mr. Williams would have to act
holds no other shares.                   far enough in advance of the effective time of the transaction so that the purchase is complete and registered on the books of Max & Erma's before the effective time.)

HYPOTHETICAL SCENARIO                         RESULT
---------------------                         ------
Ms. Washington holds 500                 Ms. Washington will hold 500 shares of Max & Erma's common stock after
shares of Max & Erma's                   the transaction.
common stock of record in her
name at the effective time of
the transaction. Ms.
Washington holds no other
shares.

                             THE PROPOSED AMENDMENT


      The following is a description of the material terms and effects of the transaction. A copy of the proposed amendment effecting both the reverse split and the forward split following immediately thereafter is attached as Appendix A to this proxy statement and is referred to herein as the "proposed amendment." This discussion does not include all of the information that may be important to you. You should read the proposed amendment and this proxy statement and related appendices before deciding how to vote at the Annual Meeting.


THE STRUCTURE OF THE TRANSACTION

      The transaction includes both a reverse stock split and a forward stock split of the common stock. If the transaction is approved by stockholders and implemented by the board of directors, the reverse split is expected to occur at 11:58 p.m., Eastern Time, on or about [May __, 2005] (the "effective time") and the forward split is expected to occur at 11:59 p.m., Eastern Time, on the same date.

      Upon consummation of the reverse split, each registered stockholder at the effective time will receive 1 share of common stock for each 200 shares of common stock held in his or her account at that time. If a registered stockholder holds 200 or more shares of common stock in his or her account, any fractional shares in such account will not be cashed-out after the reverse stock split and the forward stock split, and the total number of shares held by such holder will not change as a result of the transaction. Any registered stockholder who holds fewer than 200 shares of common stock in his or her account at the effective time will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described under "The Proposed Amendment - Conversion of Shares in the Transaction" below.

      Immediately following the reverse split, all stockholders who are not cashed-out will receive 200 shares of common stock for every 1 share of common stock they held following the reverse split. We intend to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the transaction for their beneficial holders. Nominees may have different procedures, however, and stockholders holding shares in street name should contact their nominees.

CONVERSION OF SHARES IN THE TRANSACTION

      At the effective time of the transaction:

      - stockholders holding fewer than 200 shares of Max & Erma's common stock immediately prior to the effective time, whether record shares (as defined below) or street shares (as defined below), will receive cash equal to $16.00 per share, without interest, and such shares will be cancelled;

      - all outstanding shares of Max & Erma's common stock other than those described above will remain outstanding with all rights, privileges, and powers existing immediately before the transaction;

      As used above:

      - the term "record shares" means shares of Max & Erma's stock, other than street shares, and any record share shall be deemed to be held by the registered holder thereof as reflected on the books of Max & Erma's; and

      - the term "street shares" means shares of Max & Erma's stock held of record in street name, and any street share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof.

      Max & Erma's (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

      - make such inquiries, whether of any stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the transaction; and

      - resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time. All such determinations by Max & Erma's shall be final and binding on all parties, and no person or entity shall have any recourse against Max & Erma's or any other person or entity with respect thereto.

      For purposes of effecting the transaction, Max & Erma's may, in its sole discretion, but without any obligation to do so,

      - presume that any shares of Max & Erma's common stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

      - aggregate the shares held (whether of record or beneficially) by any person or persons that Max & Erma's determines to constitute a single holder for purposes of determining the number of shares held by such holder.

      Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on the records of security holders maintained by or on behalf of the issuer, subject to the following:

      - In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

      - Securities identified as held of record by a corporation, a partnership, a trust (whether or not the trustees are named), or other organization shall be included as so held by one person.

      - Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate, or account shall be included as held of record by one person.

      - Securities held by two or more persons as co-owners shall be included as held by one person.

      - Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

EXCHANGE OF CERTIFICATES

      Promptly after the transaction, Max & Erma's will mail to each holder who appears to have owned fewer than 200 shares immediately prior to the effective time of the transaction, based on information available to Max & Erma's, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to Max & Erma's) and instructions to effect the surrender of the certificates in exchange for a cash payment, if any, payable with respect to such certificates. Upon surrender of a certificate for cancellation to Max & Erma's, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the certificate holds fewer than 200 shares, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate and the certificate so surrendered shall be canceled.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM MAX & ERMA'S. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE TRANSACTION IS COMPLETED.

TIME OF CLOSING

      If the transaction is approved by the Max & Erma's stockholders, the transaction will take place on [May __, 2005] or as soon as practicable thereafter. As soon as practicable following the Annual Meeting, each of the certificates of amendment will be filed with the Secretary of State of Delaware. Each of the reverse split and the forward split will become effective on the date and at the time specified in the respective Amended and Restated Certificate of Incorporation.

CONDITIONS TO THE COMPLETION OF THE TRANSACTION


      The completion of the transaction depends upon the approval of the proposed amendment to our Restated Certificate of Incorporation that will implement the transaction by the holders of at least a majority of our outstanding shares.


RESERVATION OF RIGHTS

      We reserve the right to abandon the transaction without further action by our stockholders at any time before the filing of the necessary certificates of amendment to Max & Erma's Restated Certificate of Incorporation with the Secretary of State of Delaware, even if the transaction has been authorized by our stockholders at the Annual Meeting, and by voting in favor of the transaction you are expressly also authorizing us to determine not to proceed with the transaction if we should so decide. We also reserve the right to delay the transaction if there is litigation pending regarding the transaction.

                              ELECTION OF DIRECTORS

      The board of directors has designated Michael D. Murphy and William C. Niegsch, Jr. as nominees for election as Class I directors of the Company to serve for terms of three years and until their successors are duly elected and qualified. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted for a substitute nominee at the discretion of those named as proxies. The board of directors has no reason to believe that any nominee will be unavailable. The shares represented by the enclosed proxy, if returned duly executed and unless instructions to the contrary are indicated thereon, will be voted for the nominees listed below. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's common stock present in person or represented by proxy is required to elect each nominee. Abstentions and broker non-votes are not counted in the election of directors and thus have no effect.

      The following table sets forth (i) the nominees for election as Class I directors of the Company, and (ii) the Class II and Class III Directors of the Company whose terms in office will continue.

                                       DIRECTOR
                                     CONTINUOUSLY
       NAME AND AGE                     SINCE                              PRINCIPAL OCCUPATION(1)
---------------------------      ------------------       ---------------------------------------------------

                                     NOMINEES - TERMS TO EXPIRE 2008 (CLASS I)

Michael D. Murphy, 60                      1995          Investor and Consultant, Columbus, Ohio

William C. Niegsch, Jr., 52                1982          Executive Vice President, Chief
                                                         Financial Officer, Treasurer and Secretary

                               CONTINUING DIRECTORS - TERMS TO EXPIRE 2006 (CLASS II)

Robert A. Rothman, 63                      1982          President, Amusement Concepts, Inc., Columbus, Ohio,
                                                         a corporation engaged in the video and electronic
                                                         games business

Timothy C. Robinson, 46                    2004          Senior Vice President and Chief Financial Officer,
                                                         Children's Hospital, Inc., Columbus, Ohio

                              CONTINUING DIRECTORS - TERMS TO EXPIRE 2007 (CLASS III)

William E. Arthur, 76                      1982          Of Counsel, Porter, Wright, Morris & Arthur, LLP
                                                         Attorneys at Law, Columbus, Ohio

Todd B. Barnum, 62                         1982          Chairman of the Board, Chief Executive
                                                         Officer and President

Thomas R. Green, 50                        1996          Chief Executive Officer, Lancaster Pollard &
                                                         Company, Columbus, Ohio

--------------
(1) Unless otherwise stated, the director has held the occupation for the previous five years.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

      During fiscal 2004, five meetings of the board of directors were held. All directors attended 75% or more of the total board of directors' meetings.

      Upon consideration of the criteria and requirements regarding director independence set forth in the rules of the National Association of Securities Dealers ("NASD"), the board of directors has determined that a majority of its members are independent. Specifically, the board has determined that each of Messrs. Arthur, Green, Murphy, Rothman, and Robinson meet the standards of independence established by NASD Rule 4200(a)(15).

      In fiscal 2004, the board of directors had an audit committee, a compensation committee, and a nominating and corporate governance committee.

      At the beginning of fiscal 2004, the members of the compensation committee were Messrs. Arthur, Roger D. Blackwell (who resigned as a director effective August 30, 2004), and Green. Mr. Rothman replaced Mr. Blackwell on the compensation committee, effective December 31, 2003. Mr. Arthur serves as chairman of the compensation committee. The board of directors has determined that all compensation committee members are independent as independence is defined in NASD Rule 4200(a)(15).

      The compensation committee has the authority and responsibility to determine and administer Max & Erma's compensation policies, to establish the salaries and bonus award formulas of executive officers and to grant awards under Max & Erma's 2002, 1996 and 1992 Stock Option Plans. The compensation committee also has the responsibility to produce an annual report on executive compensation for inclusion in Max & Erma's annual proxy statement. The compensation committee met three times during fiscal 2004. All Compensation Committee members were in attendance at such meetings.

      At the beginning of fiscal 2004, the members of the audit committee were Messrs. Green, Murphy and Rothman. On December 31, 2003, Mr. Blackwell was appointed to the audit committee on an interim basis for one meeting to replace Mr. Rothman until Mr. Robinson joined the board on March 11, 2004. The board of directors has determined that Messrs. Green, Murphy and Robinson are independent as independence is defined in NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Exchange Act, and that the audit committee composition meets the requirements of NASD Rule 4350(d)(2). Mr. Green serves as chairman of the audit committee, and the board of directors has determined that he and Mr. Robinson both meet the requirements of a "financial expert" as set forth in Section 401(h) of Regulation S-K promulgated by the SEC.

      The audit committee oversees and monitors management's and the independent outside auditors' participation in the financial reporting processes and the audits of the financial statements of Max & Erma's. The audit committee has the responsibility to appoint, compensate, retain and oversee the work of the outside independent auditors and to consult with the outside independent auditors and the appropriate officers of Max & Erma's on matters relating to outside auditor independence, corporate financial reporting and accounting procedures and policies, adequacy of financial accounting and operating controls, and the scope of audits. The audit committee is governed by an Audit Committee Charter which was adopted on December 9, 2003. The audit committee met five times during fiscal 2004. All audit committee members were in attendance at such meetings.

      The members of the nominating and corporate governance committee are Messrs. Arthur, Green, Murphy, Robinson and Rothman. Mr. Blackwell was also a member of the nominating and corporate governance committee until his resignation, but the committee did not hold any meetings during his tenure on the committee or during fiscal 2004. Mr. Rothman serves as Chairman of the nominating and corporate governance committee. The board of directors has determined that all nominating and corporate governance committee members are independent as independence is defined in NASD Rule 4200(a)(15). The nominating and corporate governance committee charter is posted on the investor relations page of the Company's website at www.maxandermas.com.

      The nominating and corporate governance committee oversees the director nomination process. The nominating and corporate governance committee has the responsibility to identify and recommend individuals qualified to become directors. When considering potential candidates, the nominating and corporate governance committee reviews the candidate's character, judgment, skills, including financial literacy, and experience in the context of the needs of the board of directors. The nominating and corporate governance committee considers the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible candidates for director to be considered by the nominating and corporate governance committee:

      - such recommendations must be provided to the nominating and corporate governance committee in writing at least 120 days prior to the date of the next scheduled Annual Meeting;

      - the nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Exchange Act; and

      - the stockholder must describe the qualifications, attributes, skills, or other qualities of the recommended director candidate.

The nominating and corporate governance committee also has the responsibility to develop and recommend to the board of directors a set of corporate governance principles applicable to Max & Erma's. The nominating and corporate governance committee did not meet during fiscal 2004.

      Our board of directors welcomes communications from our stockholders. Stockholders may send communications to the board of directors, or to any Director in particular, c/o Max & Erma's Restaurants, Inc., P.O. Box 297830, 4849 Evanswood Drive, Columbus, Ohio 43229. Any correspondence addressed to the board of directors or to any one of our directors care of our offices is forwarded by us to the addressee without review by management.

      For fiscal 2004, each outside director was paid $2,000 per quarter, plus $1,000 for each board meeting attended and $500 for each committee meeting attended. Directors who are also employees of Max & Erma's do not receive additional compensation for serving as directors. All directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of Max & Erma's.

      Max & Erma's has entered into indemnification contracts with each of its present directors. The indemnification contracts with the directors (i) confirm the present indemnity provided to them by the Max & Erma's By-laws and give them assurances that this indemnity will continue to be provided despite future changes in the By-laws, and (ii) provide that, in addition, the directors shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys' fees), judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of Max & Erma's, on account of their service as a director of the Max & Erma's or as a director or officer of any subsidiary of Max & Erma's or as a director or officer of any other company or enterprise when they are serving in such capacities at the request of Max & Erma's. No indemnity will be provided under the indemnification contract to any director on account of willful misconduct or conduct which is adjudged to have been knowingly fraudulent or deliberately dishonest.

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The audit committee of the board of directors has selected, subject to the ratification of the stockholders of the Company, Deloitte & Touche LLP as independent public accountants for the Company for the fiscal year ending October 30, 2005. It is intended that persons acting under the accompanying proxy will vote the shares represented thereby in favor of ratification of such appointment. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire. Deloitte & Touche LLP has performed audits of Max & Erma's financial statements since 1980.

      Ratification of the selection of the independent public accountants requires the affirmative vote of the holders of a majority of the shares of common stock voting on the matter. The board of directors recommends a vote FOR ratification of the selection of the independent public accountants. Abstentions have the same effect as votes cast against ratification, and broker non-votes have no effect. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted for ratification of the selection of the public accountants.

          PROPOSAL FOR DISCRETIONARY ADJOURNMENT OF THE ANNUAL MEETING

      The board of directors is seeking discretionary authority to adjourn the Annual Meeting if necessary to satisfy the conditions to completing the transaction, including for the purpose of soliciting proxies to vote in favor of the transaction.

      Approval of the proposal to grant the board of directors discretionary authority to adjourn the Annual Meeting requires the affirmative vote of the holders of a majority of the shares of common stock voting on the matter. The board of directors recommends a vote FOR granting the board of directors discretionary authority to adjourn the meeting. Abstentions have the same effect as votes cast against ratification, and broker non-votes have no effect. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted for ratification of the selection of the public accountants.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth the only persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding shares of common stock of the Company on December 31, 2004 (unless otherwise noted):

  NAME AND ADDRESS         NUMBER OF SHARES       PERCENTAGE
 OF BENEFICIAL OWNER       BENEFICIALLY OWNED(1)  OF CLASS(2)
 -------------------       ---------------------  -----------
Todd B. Barnum                 375,952(3)            14.7%
4849 Evanswood Drive
Columbus, Ohio  43229

Mark F. Emerson                309,238(4)            12.2%
11972 S. E. Birkdale Run
Tequesta, Florida 33469

Roger D. Blackwell             423,176(5)            16.9%
3380 Tremont Road
Columbus, Ohio 43221

William C. Niegsch, Jr.        146,689(6)             5.8%
4849 Evanswood Drive
Columbus, Ohio 43229

---------------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he has the right to acquire beneficial ownership of within 60 days of December 31, 2004. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 2004.

(3) Includes 56,460 shares which Mr. Barnum has a right to purchase under presently exercisable options. Also includes 402 shares owned by Mr. Barnum's spouse, as to which Mr. Barnum disclaims beneficial ownership.

(4) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2004, and Mr. Emerson's
      Section 16(a) reports under the Exchange Act.

(5) Based on information contained in a Schedule 13D/A filed with the Securities and Exchange Commission on November 17, 2004, and Mr. Blackwell's Section 16(a) reports under the Exchange Act.

(6) Includes 32,930 shares which may be purchased under presently exercisable options. Also includes 11,000 shares owned by Mr. Niegsch's spouse and 2,901 shares owned by Mr. Niegsch's son, as to which Mr. Niegsch disclaims beneficial ownership.

                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of December 31, 2004, the beneficial ownership of the Company's common stock by each executive officer and/or director of the Company and by all executive officers and directors as a group:

           NAME OF                 NUMBER OF SHARES       PERCENTAGE
      BENEFICIAL OWNER             BENEFICIALLY OWNED(1)  OF CLASS(2)
      ----------------             ---------------------  -----------
Todd B. Barnum                        375,952(3)            14.7%

William C. Niegsch, Jr.               146,689(3)             5.8%

Bonnie J. Brannigan                    32,208(4)             1.3%

Robert Lindeman                         9,000(5)             0.4%

James Howenstein                       19,515(6)             0.8%

William E. Arthur                      56,031                2.2%

Thomas R. Green                        33,349(7)             1.3%

Michael D. Murphy                       4,342                0.2%

Robert A. Rothman                      65,961(8)             2.6%

Timothy C. Robinson                       - 0 -                -

All directors and executive
officers as a group (10 persons)      743,047(9)            28.3%

---------------------

(1) For purposes of the above table, a person is considered to "beneficially own" any shares with respect to which he exercises sole or shared voting or investment power or of which he or she has the right to acquire beneficial ownership of within 60 days of December 31, 2004. Unless otherwise indicated, voting power and investment power are exercised solely by the person named above or shared with members of his or her household.

(2) "Percentage of Class" is calculated on the basis of the number of outstanding shares plus the number of shares a person has the right to acquire within 60 days of December 31, 2004.

(3)   See preceding table and notes thereto.

(4) Includes 14,000 shares which may be purchased under presently exercisable options.

(5) Includes 4,000 shares which may be purchased under presently exercisable options.

(6) Includes 13,000 shares which may be purchased pursuant to presently exercisable options.

(7) Includes 962 shares owned by Mr. Green's spouse and 150 shares owned by Mr. Green's children, as to which Mr. Green disclaims beneficial ownership.

(8) Includes 2,475 shares owned by Mr. Rothman's spouse, as to which Mr. Rothman disclaims beneficial ownership.

(9) Includes 120,390 shares which may be purchased pursuant to presently exercisable options.

                               EXECUTIVE OFFICERS


      In addition to Messrs. Barnum and Niegsch, the following persons are executive officers of the Company.


      BONNIE BRANNIGAN, age 41, has been the Company's Vice President - Marketing and Planning, since November 1996. From November 1994 to July 1996, Ms. Brannigan served as the General Manager of The Executive Gallery, a catalog/direct mail company. From March 1990 to August 1994, Ms Brannigan served as the Sales Development Manager of McMaster-Carr Supply Company, an industrial supply company.

      ROBERT LINDEMAN, age 36, has been the Company's Chief Development Officer since October 2003. Prior to becoming the Company's Chief Development Officer, Mr. Lindeman was the Company's Vice President of Franchising since October 2000. Prior to becoming the Company's Vice President of Franchising, Mr. Lindeman was the Company's Director of Franchising since 1998. Prior to 1998 Mr. Lindeman held equivalent manager level positions with the Company since 1990.

      JAMES HOWENSTEIN, age 33, has been the Company's Vice President of Operations since October 2003. Prior to becoming the Company's Vice President of Operations, Mr. Howenstein was a Regional Vice President since March 2002 and prior to that, a Regional Operations Manager since 1999.

SUMMARY COMPENSATION TABLE

      The table below sets forth all compensation paid for each of the Company's last three completed fiscal years ended October 31, 2004, to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers who received compensation (based on salary and bonus) exceeding $100,000.

                                                                          Long-Term
                                                                         Compensation
                                                 Annual Compensation       Awards
                                                 -------------------      -----------
                                                                  (e)                     (i)
                                                                 Other                    All
                                                                Annual                   Other
                (a)                        (c)       (d)        Compen-      (g)        Compen-
             Name and              (b)    Salary     Bonus      sation     Options       sation
         Principal Position        Year    ($)      ($)(1)       ($)(2)      (#)         ($)(3)
-------------------------------   -----  --------   --------    -------    -------      -------
Todd B. Barnum                     2004  $355,953          -    $14,557     13,300      $30,000
Chairman, Chief Executive          2003   341,281          -     12,903     57,000       30,000
Officer and President              2002   321,429   $300,700     19,314          -       30,000

William C. Niegsch, Jr.
Executive Vice President,          2004  $213,208   $ 38,900    $ 5,042      6,650      $10,000
Chief Financial Officer,           2003   204,294     18,000      4,446     29,000       10,000
Treasurer and Secretary            2002   194,187    127,550      6,435          -       10,000

Bonnie J. Brannigan                2004  $127,736   $ 12,500    $ 2,805          -      $ 2,000
Vice President of Marketing and    2003   117,502     32,500      3,000     10,000        2,000
Strategic Planning                 2002   111,246    162,468      5,474          -        2,000

                                   2004  $161,936   $ 43,783    $ 4,114          -      $ 2,000
Robert Lindeman                    2003   117,365     61,643      3,580     10,000        2,000
Vice President and Chief           2002   100,938     49,838      3,016          -        2,000
 Development Officer
                                   2004  $138,132   $  5,200    $ 2,867      5,000      $ 2,000
James Howenstein                   2003   100,127     24,147      2,485      5,000        2,000
Vice President of Operations       2002    86,696     32,755      2,389     10,000        1,000

---------------------------
(1) Amounts paid as bonuses are included for the year in which the bonus is earned, whether or not it is paid in that year or in a subsequent year.

(2) The Company maintains a medical reimbursement plan which provides for the reimbursement of substantially all of the uninsured medical and dental expenses of the Chief Executive Officer and President of the Company and his immediate family. The amount shown is the amount of reimbursements made by the Company during the fiscal year. The amount shown also includes amounts allocated to the executive officer pursuant to the Company's 401(k) and Supplemental Deferred Compensation Plans, in amounts for Mr. Barnum of $7,119, $6,826, and $12,443, Mr. Niegsch of $5,042, $4,446, and
      $6,435, Ms. Brannigan of $2,805, $3,000, and $5,474, Mr. Lindeman of
      $4,114, $3,580, and $3,016, and Mr. Howenstein of $2,867, $2,458, and
      $2,389, respectively, for fiscal 2004, 2003, and 2002.

(3) Amounts shown represent the annual full amount of premiums paid by the Company on split dollar life insurance policies on the lives of each of Messrs. Barnum, Niegsch, Ms. Brannigan, Mr. Lindeman, and Howenstein. Premiums paid by the Company will be repaid from the death benefit and the balance will be paid to the employee's beneficiaries. In the event of termination of employment, other than for cause or on death, the employee has the right to purchase the policy from the Company for the Company's cash value; provided, however, that beginning in 1993 for Messrs. Barnum and Niegsch, in 1998 Ms. Brannigan, in 2001 for Mr. Lindeman, and in 2002 for Mr. Howenstein, ownership of the Company's cash value of the policy vests in the employee at the rate of 10% per year, so that the employee will only be required to pay the unvested portion of the Company's cash value on termination.

SEVERANCE AGREEMENTS

      On January 10, 2000 (the "Effective Date"), the Company entered into severance agreements in the event of a change in control with Todd B. Barnum and William C. Niegsch, Jr. (collectively the "Senior Executives"), and with Bonnie
J. Brannigan, Robert A. Lindeman, and James Howenstein (collectively the "Officers" and, together with the Senior Executives, the "Executives"). The severance agreements provide that in the event of an Executive's termination of employment under certain circumstances during the "Effective Period" (as defined below) following a "Change in Control" (as defined below) of the Company, he or she will be entitled to severance benefits.

      The "Effective Period" is the 12-month period following a Change in Control, except for the Senior Executives who have a 13-month Effective Period, including a "Window Period" in the 13th month following a Change in Control in which the Senior Executives may terminate their employment for any reason and be entitled to severance benefits.

      A "Change in Control" for purposes of the severance agreements is deemed to have occurred if and when, after the Effective Date of the agreements:

      (i) any person, including any group, shall acquire beneficial ownership of shares of the Company which results in such person possessing more than 50% of the total voting power to elect directors of the Company;

      (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions (a "Transaction"), the owners of the voting shares of the Company outstanding immediately prior to such Transaction own less than a majority of the voting shares of the Company after the Transaction;

      (iii) during any period of two consecutive years during the term of the severance agreements, more than 50% of the members of the board of directors are replaced with new members, unless the replacements were approved in advance by the Directors; or

      (iv) the sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company (a "Sale Transaction").

      Notwithstanding the foregoing definition, a "Change in Control" will not be deemed to have occurred for purposes of the severance agreements upon the occurrence of the following events:

      (i) if the Executive, alone or as part of any group, shall acquire beneficial ownership of shares of the Company that results in the Executive, or the Executive as part of any group, possessing more than 50% of the total voting power to elect directors of the Company;

      (ii) upon the occurrence of any Transaction, Sale Transaction, consolidation, or reorganization involving the Company and the Executive, alone or with other officers of the Company, or any entity in which the Executive has an ownership interest, except where such entity is a publicly traded company and the Executive does not own more than a 1% interest in such entity prior to the Transaction, Sale Transaction, consolidation, or reorganization;

      (iii) a transaction otherwise commonly referred to as a "management leveraged buyout"; or

      (iv) an acquisition of stock of the Company by employee benefit plans sponsored by the Company.

      If an Officer terminates employment during the Effective Period for "Good Reason" (as defined below), or if a Senior Executive terminates his employment during the Effective Period for Good Reason or during the Window Period for any reason, or if the Company terminates employment during such period for any reason other than for "Cause" (as defined below) or as a result of death, retirement or disability (as defined in the agreement), the Company will be obligated to pay his base salary and prorated bonus through the date of termination and to make a lump-sum payment equal to 2.99 times (for Senior Executives) or 1.5 times (for Officers) the average annual compensation (including salary and bonus) which was payable to such Executive for the five taxable years ending prior to the date on which the Change of Control occurred. In addition, all outstanding stock options issued to the Executive shall become 100% vested.

      The definition of "Good Reason" includes termination by an Executive of his or her employment following a Change in Control because of the following:
(i) a reduction in Executive's title, duties or status, or the assignment of duties inconsistent with the Executive's office; (ii) a reduction in either the Executive's base salary or total compensation; (iii) a requirement that the Executive relocate or a substantial increase in the Executive's business travel obligations; (iv) the relocation of the Company's principal executive offices to a location outside the greater Columbus, Ohio area; (v) the failure by the Company to continue any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan, or disability plan in which the Executive is participating at the time of the Change in Control; or (vi) any breach of the severance agreement by the Company or any successor.

      The Company shall only have "Cause" to terminate an Executive's employment under the severance agreements upon the occurrence of one or more of the following grounds: (i) commission of a crime which is a felony, fraud, or embezzlement, or any misdemeanor involving an act of moral turpitude or committed in connection with the Executive's employment and which causes the Company a substantial detriment or embarrassment; (ii) engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;
(iii) the willful and continued refusal or failure to perform reasonably assigned duties and responsibilities in a competent or satisfactory manner as determined by the Company; (iv) the willful and continued violation of any of the Company's rules of conduct or behavior including the willful and continued insubordination of the Executive; or (v) the willful and continued violation of any of the material terms and conditions of the severance agreement or any other written agreement or agreements that the Executive may have with the Company.

      The severance agreements continue in effect until the third anniversary of the Effective Date, however, on each anniversary date the term of the agreement automatically extends for one additional year beyond the then existing term, unless, 120 days notice is given of the Company's intent to terminate the agreement in which case the agreement shall terminate at the end of the then existing term.

STOCK OPTION PLANS

      The Company's 2002, 1996 and 1992 Stock Option Plans provide for the issuance of options to purchase up to 250,000, 400,000 and 412,500 shares of the common stock, $0.10 par value per share, of the Company, respectively, subject to adjustment for stock splits and other changes in the Company's capitalization, which options either meet the requirements of Section 422A of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or do not meet such requirements ("Nonqualified Options"). Key employees of the Company, officers and directors of the Company, and certain other persons who provide services to the Company are eligible to receive options under the 2002, 1996 and 1992 Stock Option Plans. Options are granted to persons selected by the compensation committee of Max & Erma's board of directors . The compensation committee determines the number of shares subject to option, the exercise price, and exercise period of such option and whether the option is intended to be a Nonqualified Option or an Incentive Option. The Committee also has the discretion under the 2002, 1996 and 1992 Stock Option Plans to make cash grants to optionholders that are intended to offset a portion of the taxes payable upon the exercise of Nonqualified Options or upon certain dispositions of shares acquired under Incentive Options. The tables set forth below provide additional information with respect to the grants and exercises of stock options by the named executive officers of Max & Erma's. As of December 31, 2004, Max & Erma's had options for 55,050, 5,500 and 0 shares of common stock, respectively, under the 2002, 1996 and 1992 Stock Option Plans available for future grants.

OPTION GRANTS IN LAST FISCAL YEAR

                                     Individual Grants
                         ------------------------------------------
                                     (c)
                                  % of Total                                    (f)
                                   Options                           Potential Realizable Value
                                   Granted                             At Assumed Annual Rates
                           (b)        To         (d)                 Of Stock Price Appreciation
                         Options   Employees   Exercise      (e)          For Option Term(3)
           (a)           Granted   In Fiscal    Price    Expiration  ---------------------------
          Name            (#)(1)     Year     ($/Sh)(2)     Date        5%($)           10%($)
          ----           -------  ----------  ---------  ----------  -----------      ----------
Todd B. Barnum            13,300     53.3%    $  17.75    10/27/14    $148,428         $376,257
William C. Niegsch, Jr.    6,650     26.7        17.75    10/27/14      74,214          188,128
James Howenstein           5,000     20.0        17.75    10/27/14      55,800          141,450

---------------------------
(1) All options are first exercisable October 27, 2004 and vest at the rate of 20% per year. Options not exercisable as of the date of a change in control of the Company will become exercisable immediately as of such date. Options not yet exercised are cancelled after 30 days following termination of employment other than by death or for cause. In the event of termination of employment by death, the option may be exercised for up to one year but not later than the expiration date. Options not yet exercised are immediately cancelled upon the termination of employment for cause. Generally, the exercise price of options may be paid in cash or in shares of common stock of the Company with the consent of the Committee. In addition, any tax which the Company is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing, with the consent of the Committee, to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to the Company, such number of shares of common stock having a fair market value equal to the amount of the withholding requirements.

(2) In all cases, the exercise price was equal to or greater than the closing market price of the underlying shares on the date immediately prior to the date of grant.

(3) The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict or forecast future stock prices.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

      The following table provides certain information regarding the exercise of stock options during the fiscal year ended October 31, 2004, and the number and value of stock options held by the executive officers named in the Summary Compensation Table as of October 31, 2004.

                                                                       (e)
                                                     (d)            Value of
                                                    Number of     Unexercised
                                                   Unexercised    In-the-Money
                              (b)        (c)     Options at FY-     Options at
                            Shares      Value        End(#)       FY-end($)(1)
          (a)            Acquired on   Realized   Exercisable/     Exercisable/
         Name            Exercise (#)     ($)     Unexercisable   Unexercisable
         ----            ------------  --------  --------------  --------------
Todd B. Barnum                  --           --   56,460/44,840  $115,725/- 0 -

William C. Niegsch, Jr.         --           --   32,930/22,720  $ 70,625/- 0 -

Bonnie J. Brannigan         10,000     $ 74,400    14,000/6,000  $ 59,750/- 0 -

Robert Lindeman              5,000     $ 56,800     4,000/6,000     - 0 -/- 0 -

James Howenstein                --           --    13,000/7,000     - 0 -/- 0 -

---------------------------
(1) As of October 31, 2004, not all unexercised options that were exercisable were in-the-money, meaning that the fair market value of the underlying securities exceeded the exercise price of the option at that date.

                      EQUITY COMPENSATION PLAN INFORMATION

      The following table sets forth additional information as of October 31, 2004, concerning shares of Max & Erma's common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to our stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

                                                                                NUMBER OF SECURITIES
                                                                                 REMAINING AVAILABLE
                                    NUMBER OF SECURITIES                         FOR ISSUANCE UNDER
                                      TO BE ISSUED UPON    WEIGHTED-AVERAGE     EQUITY COMPENSATION
                                         EXERCISE OF       EXERCISE PRICE OF     PLANS (EXCLUDING
                                    OUTSTANDING OPTIONS,  OUTSTANDING OPTIONS,  SECURITIES REFLECTED
                                     WARRANTS AND RIGHTS  WARRANTS AND RIGHTS      IN COLUMN (a))
                                             (a)                   (b)                   (c)
                                    --------------------  --------------------  --------------------
Equity compensation plans approved
 by security holders (1)                    313,651              $12.69                60,550
Equity compensation plans not
 approved by security holders                    --                  --                    --

                                            -------              ------                ------
Total                                       313,651              $12.69                60,550
                                            -------              ------                ------

----------------

(1) Equity compensation plans approved by stockholders include the 1992 Stock Option Plan, the 1996 Stock Option Plan and the 2002 Stock Option Plan.

      The following Board Compensation Committee Report on Executive Compensation, Performance Graph, and Audit Committee Report will not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The compensation committee reviews and evaluates individual senior executive officers and determines the compensation for each. In general, compensation is designed to attract and retain qualified key executives, reward individual performance, relate compensation to Max & Erma's goals and objectives and enhance stockholder value.

      Compensation for the executive officers includes base salary, bonus and stock option awards. Base salary is reviewed annually in light of the committee's perception of individual performance, performance of Max & Erma's as a whole and industry analysis and comparison. No specific weight is given to any of these factors in the evaluation of an executive officer's base salary. Since 1991, however, the committee has felt that a significant portion of each senior executive officer's compensation should be in the form of bonuses based upon Max & Erma's performance.

      The committee also awards stock options to executive officers to encourage share ownership and to give them a stake in the performance of Max & Erma's stock. Stock option awards are considered annually. The specific number of stock options granted to individual executive officers is determined by the committee's perception of relative contributions or anticipated contributions to overall corporate performance. The committee also reviews the total number of options already held by individual executive officers at the time of grant.

      Compensation for Mr. Barnum, Max & Erma's CEO, during the 2004 fiscal year included salary only. Mr. Barnum's base salary was determined by reviewing the previous level of his base salary, industry analysis and comparison and increases in the cost of living. No specific weight was given to any of these factors in the evaluation of Mr. Barnum's base salary. Mr. Barnum was eligible to receive a bonus during fiscal 2004 according to a formula established in advance for determining executive officers' bonuses. For fiscal 2004, the bonus formula established a bonus based on a set percentage of operating earnings of Max & Erma's over a target earnings threshold. Because the target earnings threshold was not met, Mr. Barnum did not receive a bonus for fiscal 2004.

      The Budget Reconciliation Act of 1993 amended the Code to add Section 162(m) which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year. The Committee does not believe that this law will impact the Company in the near term because the current level of compensation for each of the Company's executive officers is well below the $1,000,000 salary limitation.

                                         Compensation Committee:

                                         William E. Arthur
                                         Robert A. Rothman
                                         Thomas R. Green

                                PERFORMANCE GRAPH


                                                                   FISCAL YEAR ENDING
                                ------------------------------------------------------------------------------------------
COMPANY/INDEX/MARKET            10/29/1999      10/27/2000      10/26/2001      10/25/2002      10/24/2003      10/29/2004
Max & Erma's Rest                 100.00          126.42          158.49          211.32          267.92          201.51
Eating Places                     100.00           84.98           86.42           75.57          100.57          110.67
NASDAQ Market Index               100.00          117.61           58.98           47.46           68.93           70.45


      The above Performance Graph compares the performance of the Company with that of the NASDAQ Market Index and a Peer Group Index, which is an index of SIC Code 5812 - Eating Places. Both the NASDAQ Market Index and the Peer Group Index include stocks of companies that were public as of October 31, 2004, and during the entire five-year period illustrated on the Performance Graph.

                          BOARD AUDIT COMMITTEE REPORT

      The audit committee of the board of directors, composed entirely of independent directors, met five times in fiscal 2004. The Audit Committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and such other duties as directed by the board. The full responsibilities of the audit committee are set forth in its written charter, as adopted by the board of directors.

      In fulfilling its responsibilities, the audit committee, subject to stockholder ratification, engaged Deloitte & Touche LLP as the Company's independent public accountants. The audit committee also:

      - reviewed and discussed the audited financial statements with management;

      - discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61, as may be modified and supplemented;

      - received the written disclosures and the letter from Deloitte & Touche LLP required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with Deloitte & Touche LLP its independence; and

      - after the review and discussions referred to in the three paragraphs above, recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended, October 31, 2004, for filing with the Securities and Exchange Commission.

      The audit committee provided guidance and oversight to the audit function of Max & Erma's including review of the organization, plans and results of this activity. Both the Chief Financial Officer and Deloitte & Touche LLP were afforded the routine opportunity to meet privately with the audit committee and were encouraged to discuss any matters they desired. The audit committee also met with selected members of management and the independent public accountants to review financial statements (including quarterly reports), discussing such matters as the quality of earnings; estimates, reserves, and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments whether or not recorded.

      In addition, the audit committee considered the quality and adequacy of Max & Erma's internal controls and the status of pending litigation, taxation matters and other areas of oversight to the financial reporting and audit process that the audit committee felt appropriate.

      Management has the responsibility for the preparation of Max & Erma's consolidated financial statements and Deloitte & Touche LLP has the responsibility for the examination of those consolidated financial statements. Max & Erma's consolidated financial statements and the report of Deloitte & Touche LLP are filed separately in the Annual Report on Form 10-K and should be read in conjunction with this letter and review of the financial statements.

      Based upon its work and the information received in the inquiries outlined above, the Committee is satisfied that its responsibilities under the charter for the period October 27, 2003 through October 31, 2004, were met and that the financial reporting and audit processes of the Company are functioning effectively.

                                         Audit Committee:

                                         Thomas R. Green, Chairman
                                         Michael D. Murphy
                                         Timothy Robinson

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act, as amended, requires the Company's officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 2004, except as disclosed herein. Each of Messrs. Lindeman, Emerson and Blackwell filed one late Form 4, each with respect to one transaction. Ms. Brannigan filed two late Form 4s, each with respect to one transaction.

                              CERTAIN TRANSACTIONS

      Mr. Rothman, a director of the Company, owns a 40% equity interest in, and is President of, Amusement Concepts, Inc., which has exclusive licenses to install and operate coin-operated amusement games in seven Max & Erma's restaurants. Under the licenses, the Company receives a license fee equal to 50% of the gross revenues generated by the games installed in each restaurant. All of the licenses are presently on a year-to-year basis. The total games revenues under the various license agreements for the fiscal year ended October 31, 2004, was $89,234 of which $44,617 was paid to the Company and $44,617 was retained by Amusement Concepts, Inc.

      Mr. Arthur, a director of the Company, is of counsel to the law firm of Porter, Wright, Morris & Arthur, LLP, which firm provides legal counsel to the Company.

      The Company believes that the terms of all of the transactions and existing arrangements set forth above are no less favorable to the Company, its subsidiaries and affiliated partnerships than similar transactions and arrangements which might have been entered into with unrelated parties.

                   FEES OF THE INDEPENDENT PUBLIC ACCOUNTANTS

      The following table shows the aggregate fees billed to the Company by its independent public accountants, Deloitte & Touche LLP, for services rendered during the fiscal years ended October 31, 2004 and October 26, 2003:

DESCRIPTION OF FEES      YEAR    AMOUNT
-------------------      ----    ------
Audit Fees (1)           2004   $130,356
                         2003   $207,100

Audit-Related Fees       2004         --
                         2003         --

Tax Fees (2)             2004   $  5,230
                         2003   $  3,100

Other Fees (3)           2004   $ 11,410
                         2003   $ 24,298

----------------

(1) Includes fees for audits for fiscal 2003 and 2004, financial statements and reviews of the related quarterly financial statements.

(2)   Includes fees for services related to tax compliance and tax planning.


(3) Fees for fiscal 2004 were related to cost segregation studies and other miscellaneous consulting fees. Fees for fiscal 2003 were related to operational audit work compliance at store level.

      Prior to the engagement of services with Deloitte & Touche LLP, the Audit Committee is presented with an engagement letter or a detailed description of the services to be rendered and a fee estimate. A discussion ensues between members of the Audit Committee and management to determine the appropriate scope of work to be performed. Once approval is obtained, the work begins on the specified projects. One hundred percent (100%) of the work performed during fiscal 2004 by Deloitte & Touche LLP was approved in accordance with the foregoing procedure.

                     REPORTS TO BE PRESENTED AT THE MEETING

      There will be presented at the meeting Max & Erma's Annual Report to Stockholders for the fiscal year ended October 31, 2004, containing financial statements for such year and the signed opinion of Deloitte & Touche LLP, independent public accountants, with respect to such financial statements. The Annual Report to Stockholders is not to be regarded as proxy soliciting material and management does not intend to ask, suggest or solicit any action from the stockholders with respect to such report.

                         COST OF SOLICITATION OF PROXIES

      The cost of this solicitation will be paid by Max & Erma's. In addition to the solicitation of proxies by mail, the directors, officers and employees of Max & Erma's may solicit proxies personally or by telephone or telegraph. Max & Erma's may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and Max & Erma's may reimburse such persons for their expenses in doing so. Max & Erma's may also retain a professional proxy solicitation firm to assist in the solicitation of proxies at a maximum total cost to be borne by Max & Erma's of $10,000 plus out-of-pocket expenses.

                              STOCKHOLDER PROPOSALS

      Each year the board of directors submits its nominations for election of directors at the Annual Meeting of Stockholders. Other proposals may be submitted by the board of directors or the stockholders for inclusion in the Proxy Statement for action at the Annual Meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held in 2006 must be received by the Company (addressed to the attention of the Secretary) on or before December 16, 2005, assuming Max & Erma's remains subject to the reporting requirements of the Exchange Act. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act for presentation at our 2006 Annual Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by the Company (addressed to the attention of the Secretary) after January 10, 2006, assuming Max & Erma's remains subject to the reporting requirements of the Exchange Act.

                       CODE OF BUSINESS CONDUCT AND ETHICS

      Max & Erma's has adopted a Code of Business Conduct and Ethics as part of its corporate compliance program. The Code of Business Conduct and Ethics applies to all of Max & Erma's directors, officers and employees, including its chief executive officer, chief financial officer and controller. The Code of Business Conduct and Ethics is posted on the investor relations page of the Max & Erma's website at www.maxandermas.com. Any amendments to, or waivers from, this code of ethics will be posted on our website.

                                  OTHER MATTERS

      The only business which the management intends to present at the meeting consists of the matters set forth in this proxy statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy holders will vote thereon in their discretion.

      All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to the Company or in person at the meeting, without affecting any vote previously taken.

                       WHERE YOU CAN FIND MORE INFORMATION

      Max & Erma's files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an internet web site that contains reports, proxy statements and other information about issuers, like Max & Erma's, who file electronically with the SEC. The address of the site is http://www.sec.gov. Except as specifically incorporated by reference into this proxy statement/prospectus, information on the SEC's web site is not part of this proxy statement/prospectus.

      Max & Erma's has filed with the SEC a Rule 13E-3 Transaction Statement on
Schedule 13E-3 with respect to the transaction. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows Max & Erma's to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

      This document incorporates by reference the documents listed below that Max & Erma's has filed previously with the SEC. They contain important information about Max & Erma's and its financial condition.

      - Max & Erma's Annual Report on Form 10-K for the year ended October 31, 2004.

      We will amend this proxy statement and our Schedule 13E-3 to include or incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.

      We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to William C. Niegsch, Jr., Chief Financial Officer, at the following address: Max & Erma's Restaurants, Inc.,

These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

                                      * * *

      We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         TODD B. BARNUM
                                         CHAIRMAN OF THE BOARD,
                                         CHIEF EXECUTIVE OFFICER AND PRESIDENT

                         MAX & ERMA'S RESTAURANTS, INC.
                              4849 EVANSWOOD DRIVE
                              COLUMBUS, OHIO 43229

             -------------------------------------------------------

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - [MAY __, 2005]

      The undersigned stockholder of Max & Erma's Restaurants, Inc. (the "Company") hereby appoints, Todd B. Barnum and William C. Niegsch, Jr. or either of them, as attorneys and proxies, with full power of substitution to each, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters located at 4849 Evanswood Drive, Columbus, Ohio on [_____, May __, 2005], at 9:30 a.m. local time, and at any adjournment or adjournments thereof, with all of the powers such undersigned stockholder would have if personally present, for the following purposes:

1. PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-200 REVERSE STOCK SPLIT FOLLOWED IMMEDIATELY BY A 1-FOR-200 FORWARD STOCK SPLIT OF THE COMPANY'S COMMON STOCK.

            [ ] FOR
            [ ] AGAINST
            [ ] ABSTAIN

2.    ELECTION OF MICHAEL D. MURPHY AND WILLIAM C. NIEGSCH, JR. AS CLASS I
      DIRECTORS.

            [ ] FOR
            [ ] WITHHOLD AUTHORITY FOR EACH NOMINEE

      (INSTRUCTION: TO WITHHOLD AUTHORITY FOR A SPECIFIC NOMINEE, WRITE THAT NOMINEE'S NAME HERE:______________________________________________.

3. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE 2005 FISCAL YEAR.

            [ ] FOR
            [ ] AGAINST
            [ ] ABSTAIN

4. PROPOSAL TO GRANT THE COMPANY'S BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO ADJOURN THE ANNUAL MEETING IF NECESSARY TO SATISFY THE CONDITIONS TO COMPLETING THE TRANSACTION, INCLUDING FOR THE PURPOSE OF SOLICITING PROXIES TO VOTE IN FAVOR OF THE TRANSACTION.

            [ ] FOR
            [ ] AGAINST
            [ ] ABSTAIN

5. IN THEIR DISCRETION TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                   (Continued and to be signed on other side.)

                          (Continued from other side.)

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 4.

      The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, dated [March __, 2005], the Proxy Statement and the Annual Report of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

      PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

                                            Dated:_____________________, 2005

                                            _________________________________
                                                      (Signature)

                                            _________________________________
                                                      (Signature)

                                            SIGNATURE(S) SHALL AGREE WITH THE
                                            NAME(S) PRINTED ON THIS PROXY. IF
                                            SHARES ARE REGISTERED IN TWO NAMES,
                                            BOTH STOCKHOLDERS SHOULD SIGN THIS
                                            PROXY. IF SIGNING AS ATTORNEY,
                                            EXECUTOR, ADMINISTRATOR, TRUSTEE
                                            OR GUARDIAN, PLEASE GIVE YOUR FULL
                                            TITLE AS SUCH.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS